UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Commission File Number [___]

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

2080

(Primary Standard Industrial Classification Code Number)

46-2552550

(I.R.S. Employer Identification Number)

575 Lexington Ave, 4th Floor

New York, NY 10022

(866) 928-5070

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Fernando Leonzo, Chief Executive Officer

Hispanica International Delights of America, Inc.

575 Lexington Ave, 4th Floor

New York, NY 10022

(866) 928-5070

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share	Proposed Aggregate Offering Price		Amount of Registration Fee
Common Stock underlying Convertible Promissory Notes, $0.001 par value	1,302,231	$0.65	$846,450		$98.10

Common Stock underlying Warrants, $0.001 par value	745,000	$0.85	$633,250		$73.39

Common Stock – Issuance Shares, $0.001 par value	1,790,000	$0.001	$1,790		$.21

Common Stock - GSS Warrants, $0.001 par value(2)	91,667	$0.85	$77,916		$9.03

TOTAL	3,928,898		$1,559,406,	(1)	$180.73
(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended. The sum of each of the above listed prices.
(2)	Pursuant to Engagement Agreement, Garden State Securities, Inc. is entitled to, among other things, warrants with “piggy back” registration rights, equal to 10% of the amount of securities sold at an exercise price equal to the investor’s warrant exercise price.

A Registration Statement relating to these securities has been filed with the Securities Exchange Commission.  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and will therefore be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See Risk Factors, beginning on page 9.

Prospectus (Subject to Completion)

Dated December ____, 2016

PROSPECTUS

Hispanica International Delights of America, Inc.

3,928,908 Shares of Common Stock Offered by

the Selling Stockholders

	Offering Price Per Share	Total

Common Stock – 1,302,231 Shares underlying Promissory Notes…	$0.65	$846,450

[Common Stock – 745,000 Shares underlying Warrants…	$0.85	$633,250

Common Stock – 1,790,000 Issuance Shares…	$0.001	$1,790

Underwriting discounts and Commissions…(1)(2)	$0.85	$132,916

1.	Pursuant to an Engagement Agreement, the Company agreed to pay Garden State Securities, Inc. (“GSS”) who acted as a Placement Agent for the Offering, a cash fee of 10% of the gross proceeds from the Offering and issue it a Warrant to purchase the number of common shares equal to 10% of the number of shares that the Notes are convertible into at the Conversion Price on an as converted basis.

2.	Includes the GSS Compensation of Warrants equal to 10% of the amount of securities sold; 91,667 at the exercise price of $0.85 as well as a cash payment of $55,000.

This prospectus relates to the registration and offering of up to 3,928,898 shares of our common stock, par value $0.001 per share. The Company conducted a private placement of $730,000 and has already received the funds. The Selling Stockholders are offering the securities as the Offering Price per Share listed above. The price has been arbitrarily determined.

1,302,231 shares of common stock offered under this prospectus are the common shares underlying the Convertible Promissory Notes of the Company (each a “Note” and collectively the “Notes”) sold to seven (7) accredited investors (the “Buyers”) pursuant to seven (7) Securities Purchase Agreements and related documents described herein on August 8, 2016, September 6, 2016, September 30 2016 and October 7 (the “Purchase Agreement”), for the aggregate amount of $730,000 (the “Offering”).  The 1,302,231 total includes the anticipated accrued interest of five percent (5%) on each Note for one year.

Concurrent with the signing of the Purchase Agreement, the Company issued each Buyer a Common Stock Purchase Warrant (“Warrants”), allowing the Buyers to purchase an aggregate 745,000 shares of common stock at an exercise price of $0.85 per share.

 As additional consideration, the Company issued the Buyers additional shares of common stock. The investors received an aggregate of 1,790,000 shares of common stock (collectively “Issuance Shares”).  In addition, a Registration Rights Agreement was signed that commits the Company to file a Registration Statement within 45 business days following the receipt of $400,000 proceeds from the Purchase Agreement.

The Company, in accordance with the Engagement Agreement dated June 30, 2016 is registering 91,667 common shares underlying warrants issuable to Garden State Securities, Inc. equal to 10% of the amount of securities sold in the Offering at an exercise price equal to the investor’s warrant exercise price of $0.85. The warrants have a five-year term and a cashless exercise provision.

The Company is paying for the legal and accounting costs associated with registering the shares in this offering.  The Company will not receive any of the funds from this offering (other than the exercise price payable upon exercise of the Warrants).

The securities being registered in this offering may not be liquid since a limited market may exist. Our common stock is currently listed on the OTC Quotation Board under the symbol “HISP.” On November 8, 2016 the last reported sales price of our common stock on the OTC Markets was $0.37.

The selling stockholders, who are deemed underwriters as that term is defined under the Securities Exchange Act of 1934, or the rules and regulations thereunder, may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. The selling stockholders will sell at the above stated price for the duration of the offering. The price has been arbitrarily determined. We will not receive any of the proceeds received by the selling stockholders.

An investment in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your purchase.

We urge you to read carefully the “Risk Factors” section beginning on page 4 where we describe specific risks associated with an investment in Hispanica International Delights of America, Inc. and these securities before you make your investment decision.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and will therefore be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk. See Risk Factors, beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS DECEMBER ____, 2016.

v

PROSPECTUS SUMMARY

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included in this prospectus. Except as otherwise required by the context, references in this prospectus to "we," "our," "us", “HISP” and “Hispanica” refer to Hispanica International Delights of America, Inc.

The selling stockholders, who are deemed underwriters, may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. We will not receive any of the proceeds received by the selling stockholders (other than the exercise price payable by warrant holders on exercise of their warrants).

Hispanica International Delights of America, Inc. was incorporated on April 15, 2013 as a Delaware company and is engaged in the distribution of proprietary, licensed and third party Hispanic and ethnic food and beverages throughout the United States. Hispanica has already begun to distribute fruit juices, nectars, snacks, energy drinks and milk based products, and expects begin to distribute teas, carbonated drinks, dry goods, preserves, frozen foods and bakery products. The brands distributed are under a proprietary basis (through distribution agreements and/or exclusive licensing arrangements). Hispanica International Delights of America is growing organically and by acquiring profitable distributors and manufacturers of branded food and beverage products.

Our objective is to grow as rapidly as possible (both organically and via strategic alliances and acquisitions) using the public capital markets for access to capital. The companies and assets sought by us will be those that already have market penetration in the following segments: (1) Food Distribution and Manufacturing; (2) Beverage Brands and (3) Distribution Food Service.

As of August 31, 2016, the Company had total current assets of $630,209 and total current liabilities of $1,169,688 resulting in negative working capital of $539,479.

As of May 31, 2016, the Company had total current assets of $56,560 and total current liabilities of $80,431 resulting in negative working capital of $23,871.

Hispanica’s address and phone number are:

Hispanica International Delights of America, Inc.

575 Lexington Ave, 4th Ave.

New York, NY, 10022

(866) 928-5070

Summary of the Offering

Issuer	Hispanica International Delights of America, Inc.

Securities Offered	3,928,898 shares of common stock of the Company

Common Stock Outstanding as of August 31, 2016	14,112,151 shares of common stock

Use of Proceeds	We will not receive any proceeds from the disposition of already outstanding shares of common stock, other than the exercise price of the warrants upon exercise. See “Use of Proceeds”

Risk Factors	An investment in our common stock involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”

The Financing

Hispanica International Delights of America, Inc. (the “Company” or “Hispanica”), entered into Securities Purchase Agreements with seven (7) accredited investors (the “Buyers”), pursuant to which the Company received aggregate gross proceeds of $730,000 (the “Offering”) pursuant to which it sold:

Notes. Seven (7) Convertible Promissory Notes of the Company. Two in the Principal amount of $55,000, one for $22,000, two for $110,000, one for $11,000 and one for $440,000 (each a “Note” and collectively the “Notes”). The Notes were sold at a 10% original issue discount and the Company received an aggregate total of $620,000 in funds thereunder. The Notes and accrued interest are convertible into shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) six months after date of execution, at a conversion price of $0.65 per share. The maturity date of Notes are September 8, 2017, October 6, 2017, October 30, 2017 and November 7, 2017. The Notes bear interest on the unpaid principal amount at the rate of five percent (5%) per annum from the date of issuance until the same becomes due and payable, whether at maturity or upon acceleration or by prepayment or otherwise. Notwithstanding the foregoing, upon the occurrence of an Event of Default as defined in such Note, a “Default Amount” equal to the sum of (i) the Principal Amount, together with accrued interest due thereon through the date of payment payable at the Holder’s option in cash or Common Stock and (ii) an additional amount equal to the Principal Amount payable at the Company’s option in cash or Common Stock.  For purposes of payments in Common Stock, the following conversion formula shall apply: the Conversion Price shall be the lower of: (i) the Fixed Conversion Price ($0.65) or (ii) 60% multiplied by the volume weighted average price of the Common Stock during the ten (10) consecutive Trading Days immediately prior to the later of the Event of Default or the end of the applicable cure period.  Assuming each of the Notes are in Default all on their one-year anniversary.

The Company may prepay the Notes at any time on the terms set forth in the Notes at the rate of 115% of the then outstanding balance of the Notes. Under the terms of the Notes, the Company shall not effect certain corporate and business actions during the term of the Notes, although some may be done with proper notice. Pursuant to the Purchase Agreement, with certain exceptions, the Note holder has a right of participation during the term of the Notes; additionally, the Company granted the Note holder registration rights for the shares of Common Stock underlying the Notes pursuant to Registration Rights Agreements.

(ii) Issuance Shares. Pursuant to the Purchase Agreement, the Company issued an aggregate 1,790,000 restricted shares of Common Stock to the Buyers as additional consideration for the purchase of the Notes (the “Issuance Shares”).

(iii) Warrant. Concurrent with the signing of the Securities Purchase Agreements, the Company issued Common Stock Purchase Warrants to each Buyer, which allows the Buyers to purchase an aggregate 745,000 shares of common stock each, all $0.001 par value per share, of the Company at an exercise price of $0.85. A copy of the Warrants are attached hereto.

 (iv) Registration Rights. In addition, a Registration Rights Agreement was signed that commits the Company to file an Initial Registration Statement within 45th business days following the sale and receipt of proceeds, of an aggregate of $400,000 of Notes to the Buyer and/or third party investors on the same terms and conditions set forth in the Purchase Agreement. A copy of the form Registration Rights Agreement is hereto.

Based on the market price per share on the date of each Convertible Note (August 8, 2016: $1.20, September 6, 2016: $0.77, September 30, 2016: $1.35, and October 7, 2016: $1.30) the total dollar value of the securities sold as part of this Offering is approximately $4,976,610.42.

The following table illustrates the dollar amount of each payment in connection with the transaction that we have made or may be required to make to any selling shareholder, an affiliate of a selling shareholder or any person with whom any selling shareholder has a contractual relationship regarding the transaction:

Note/Warrant Holder	Sale Date	Value of Each Payment to Holder (1)	Gross Proceeds	Net Proceeds to Issuer
Dimitri Carapanos	September 6, 2016	$40(2)	$20,000	$19,960
Masoud Toghraie	August 8, 2016	$200(3)	$100,000	$99,800
Bar NT Ranch, Inc.	August 8, 2016	$100(4)	$50,000	$49,900
Anson Investments Master Fund, LP	September 30, 2016	$1,100(5)	$400,000	$398,900
BlackBridge Capital, LLC	October 7, 2016	$110(6)	$50,000	$49,890
BlackBridge Capital Growth Fund, LLC	October 7, 2016	$220(7)	$100,000	$99,780
Alfredo L. Legaspi	October 7, 2016	$20(8)	$10,000	$9,980
Garden State Securities, Inc.		$132,916(9)	-	($132,916)
		$1,790	$730,000	$595,294

(1)     Does not include repayment of the Principal on the convertible notes. Includes both cash and value of stock payments.

(2)     Includes total of 40,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.

(3)     Includes total of 200,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.

(4)     Includes total of 100,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.

(5)     Includes total of 1,100,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.

(6)     Includes total of 110,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.

(7)     Includes total of 220,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.

(8)     Includes total of 20,000 Issuance Shares issued as additional consideration for the purchase of the Notes. Based on price per share of $0.001.

(9)	Includes total aggregate payments of $55,000 and issuance of a Warrants to purchase an aggregate 91,667 shares of common stock at $85 exercise price; $1.35 market price. Together the cash payment and the Warrant issuance equals 132,916.95

The Notes do not set forth a repayment schedule for either the repayment of the principal or accrued interest. The full principal amount plus accrued interest is due on the Maturity date, with no cash payments to be made to the noteholders prior to Maturity Date. The Notes may be converted into shares of common stock, in whole or part, at the election of the Holder any time six months after execution.

The following table is to illustrate the total possible profit to be realized as a result of any conversion discounts for securities underlying the Notes:

Note Holder	Note Sale Date	Note Principal Amount	Market Price Per Share on Date of Sale of Convertible Note	Market Price Per Share of Issuance Shares	Conversion Price as of the date of sale (Fixed)	Total possible shares to be received upon Conversion (1)	Total Shares Issued Upon Default (2)	Combined Market Price of the Total Number of Shares (3)	Total possible Shares to be Received and the Combined Conversion Price of the Total Number of Shares (4)	Total Possible Discount to the Market Price (5)
Dimitri Carapanos	September 6, 2016	$22,000.00	$0.77	$0.001	$0.65	33,846	67,692	$26,061.54	$22,000.00	$4,061.54
Masoud Toghraie	August 8, 2016	$110,000.00	$1.20	$0.001	$0.65	169,231	338,462	$203,077	$110,000.00	$93,076.92
Bar NT Ranch, Inc.	August 8, 2016	$55,000.00	$1.20	$0.001	$0.65	84,615	169,231	$101,538	$55,000.00	$46,538.46
Anson Investments Master Fund, LP	September 30, 2016	$440,000.00	$1.35	$0.001	$0.65	676,923	1,353,846	$913,846	$440,000.00	$473,846.15
BlackBridge Capital, LLC	October 7, 2016	$55,000.00	$1.30	$0.001	$0.65	84,615	169,231	$110,000	$55,000.00	$55,000.00
BlackBridge Capital Growth Fund, LLC	October 7, 2016	$110,000.00	$1.30	$0.001	$0.65	169,231	338,462	$220,000	$110,000.00	$110,000.00
Alfredo L. Legaspi	October 7, 2016	$11,000.00	$1.30	$0.001	$0.65	16,923	33,846	$22,000.00	$11,000.00	$11,000.00
						1,235,385	2,470,769	$1,596,523.08	$803,000.00	$793,523.08

(1) Assuming full conversion.

(2) Using Fixed Conversion rate assuming the Default Amount is paid in common stock.

(3) Calculated by using the market price per share on the date of the sale of the convertible note and the total possible shares to be received.

(4) Calculated by using the conversion price on the date of the sale of the convertible note and the total possible number of underlying shares.

(5) Calculated by subtracting the total conversion/exercise price on the date of the sale of the convertible note from the combined market price of the total number of underlying shares on that date.

The following Table is to illustrate the possible profit to be realized as a result of any conversion discounts for securities underlying any other Warrants, options, notes or other securities of the Company that are held by the selling stockholders:

Warrant Holder	Warrant Sale Date	Warrant Amount	Market Price Per Share on Date of Sale of Warrant	Conversion Price as of the date of sale (Fixed)	Total possible shares to be received upon Exercise (1)	Combined Market Price of the Total Number of Underlying Shares (2)	Total Possible Shares to be Received and the Combined Conversion Price of the Total Number of Shares Underlying the Warrant (3)	Total Possible Discount to the Market Price as of the date of the sale of the Warrant
Dimitri Carapanos	September 6, 2016	20,000	$0.77	$0.85	20,000	$15,400	$17,000	$(1,600)
Masoud Toghraie	August 8, 2016	100,000	$1.20	$0.85	100,000	$120,000	$85,000	$35,000
Bar NT Ranch, Inc.	August 8, 2016	50,000	$1.20	$0.85	50,000	$60,000	$42,500	$17,500
Anson Investments Master Fund, LP	September 30, 2016	400,000	$1.35	$0.85	400,000	$540,000	$340,000	$200,000
BlackBridge Capital, LLC	October 7, 2016	55,000	$1.30	$0.85	55,000	$71,500	$46,750	$24,750
BlackBridge Capital Growth Fund, LLC	October 7, 2016	110,000	$1.30	$0.85	110,000	$143,000	$93,500	$49,500
Alfredo L. Legaspi	October 7, 2016	10,000	$1.30	$0.85	10,000	$13,000	$8,500	$4,500
Garden State Securities	September 30, 2016	91,667	$1.35	$0.85	91,667	$123,750	$77,916	$45,834
		836,667			836,667	$1,086,650	$1,791,816	$375,484
(1)	Assuming full exercise.
(2)	Assuming full conversion.
(3)	Using Fixed Conversion price.

The following table illustrates the combined total possible profit, taking into consideration the possible discounts described above.

Note/Warrant Holder	Sale Date	Gross Proceeds Paid or Payable to Issuer Transaction (1)	Payments made or to be made by Issuer	Net Proceeds to Issuer	Total Possible Discount to the Market Price as of the Date of the sale of the Note	Total possible discount to the Market Price as of the date of the sale of the Warrant	Combined Total Possible Profit (2)
Dimitri Carapanos	September 6, 2016	$36,000	$40	$35,960	$4,062	($1,600)	$33,498
Masoud Toghraie	August 8, 2016	$180,000	$200	$179,800	$93,077	$35,000	$51,723
Bar NT Ranch, Inc.	August 8, 2016	$92,500	$100	$92,400	$46,538	$17,500	$28,362
Anson Investments Master Fund, LP	September 30, 2016	$740,000	$1,100	$738,900	$473,846	$200,000	$65,054
BlackBridge Capital, LLC	October 7, 2016	$96,750	$110	$96,640	$55,000	$24,750	$16,890
BlackBridge Capital Growth Fund, LLC	October 7, 2016	$193,500	$220	$193,280	$110,000	$49,500	$33,780
Alfredo L. Legaspi	October 7, 2016	$18,500	$20	$18,480	$11,000	$4,500	$2,980
Garden State Securities (3)	September 30, 2016	-	$132,916	($132,916)	—	$45,834	$(87,082)
							$145,205

(1)	Includes amount loaned and amount paid at exercise of warrants; Assuming full exercise of Warrants
(2)	As a result of any conversion discounts regarding the securities underlying the convertible note or any other, warrants, options, notes, or other securities of the issuer
(3)	Garden State Securities, Inc. acted as a Placement Agent in this Transaction. Pursuant to xthe Purchase Agreement, the Company agreed to pay Garden State Securities, Inc., who acted as a placement agent for the Offering, a cash fee of 10% of the gross proceeds from the Offering and issue it a Warrant to purchase that number of shares of common stock equal to 10% of the number of shares that the Notes are convertible into at the Conversion Price on an as converted basis

The Company has not been involved with any prior securities transactions with any of the selling stockholders, any affiliates of the selling stockholders, or any person with whom any selling stockholders has a contractual relationship regarding the transaction.

Prior to the convertible note transaction, the total number of shares outstanding was 14,112,151. Excluding shares held by persons other than selling stockholders, affiliates of the company and affiliates of the selling stockholders, the total number of shares outstanding is approximately 7,037,151. None of the other selling stockholders have registered shares of the Company in prior registration statements. Not including any securities underlying any outstanding convertible securities, options or warrants, the number of common shares being registered is 1,790,000 Up to 3,928,898 common shares are being offered by the selling stockholders.

The Company has the intention and reasonable basis to believe that it will have the financial ability to make all payments on the overlying securities. It is the Company’s understanding that none of the selling stockholders have an existing short position in the Company’s stock. Should the Company’s revenues be insufficient to satisfy its financial obligations, it may consider an additional fund raise or use of existing lines of credit. As of August 31, 2016, the Company had $115,783 cash on hand.

There are no cash payments to be made to the Note Holders prior to the Maturity Date(s). The following table illustrates the total dollar amount to be paid to each noteholder on each Maturity Date.

Note Holder	Note Sale Date	Note Maturity Date	Note Principal Amount	Total Repayment at Maturity Date (1)
Dimitri Carapanos	September 6, 2016	October 6, 2017	$22,000.00	$23,190.41
Masoud Toghraie	August 8, 2016	September 8, 2017	$110,000.00	$115,952.05
Bar NT Ranch, Inc.	August 8, 2016	September 8, 2017	$55,000.00	$57,976.03
Anson Investments Master Fund, LP	September 30, 2016	October 30, 2017	$440,000.00	$463,808.22
BlackBridge Capital, LLC	October 7, 2016	November 7, 2017	$55,000.00	$57,976.03
BlackBridge Capital Growth Fund, LLC	October 7, 2016	November 7, 2017	$110,000.00	$115,952.05
Alfredo L. Legaspi	October 7, 2016	November 7, 2017	$11,000	$11,595.21
			$803,000.00	$846,450.00

(1)	Assumes full repayment without conversion of any portion of Note and includes 5% interest per annum.

The shares of Common Stock, including the shares underlying the Notes, issued in the Offering were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506(b)) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. The Buyer is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

The Company agreed to use the net proceeds from the Offering for general working capital purposes. The first Buyer agreed to allow the Company to raise up to $1,000,000 on the same terms and conditions as the Offering. The aggregate proceeds raised from all seven Buyers equals $730,000.

Pursuant to an Engagement Agreement, the Company agreed to pay Garden State Securities, Inc., who acted as a placement agent for the Offering, a cash fee of 10% of the gross proceeds from the Offering and issue it a Warrant to purchase that number of shares of common stock equal to 10% of the number of shares that the Notes are convertible into at the Conversion Price on an as converted basis.

The Purchase Agreement contains representations and warranties by the Company and the investors which are customary for transactions of this type such as, with respect to the Company: organization, good standing and qualification to do business; capitalization; subsidiaries, authorization and enforceability of the transaction and transaction documents; valid issuance of stock, consents being obtained or not required to consummate the transaction; litigation; compliance with securities laws; and no brokers used; and with respect to the investors: authorization, accredited investor status and investment intent.

RISK FACTORS

Investors in Hispanica should be particularly aware of the inherent risks associated with our business. Our business endeavors and our common stock involve a high degree of risk. You should carefully consider the risks described below with all of the other information included in this Prospectus. If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations. In that event, the market price of our common stock could decline and investors could lose part or all of their investment. As of the date of this filing our management is aware of the following material risks.

We will need additional funding or we will be forced to curtail or cease operations. The Company expects that its existing capital resources, revenues from sales of its products, along with the funds currently available for use under debt and equity instruments available will be sufficient to allow the Company to continue its operations, through at least May 2017.

As of August 31, 2016, the Company had $115,783 in cash and cash equivalents. We have paid numerous consultants and vendor fees through the issuance of equity instruments in order to conserve our cash, however there can be no assurance that we, our vendors, consultants or employees will continue to agree to this arrangement. For the three month period ended August 31, 2016, the operating expense, officer salary, was $3,750.

We therefore will need additional funding. To the extent we raise additional capital through the sale of equity securities, the issuance of those securities could result in dilution to our shareholders. In addition, if we obtain debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate our growth strategy. In addition, we may be required to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to brands, contracts or products that we would otherwise seek to develop or commercialize ourselves.

There is no assurance that we will be successful in raising the additional funds needed to fund our business plan. If we are not able to raise sufficient capital in the near future, our continued operations will be in jeopardy and we may be forced to cease operations and sell or otherwise transfer all or substantially all of our remaining assets.

We have never been profitable and have incurred an accumulated deficit of approximately $1,841,808 as of August 31, 2016. Our ability to generate further revenue and become profitable will depend, among other things, on acquisitions and organic growth.

Risks Associated with Our Business Model

We have a short operating history and have not produced significant revenues over a period of time.  This makes it difficult to evaluate our future prospects and increases the risk that we will not be successful.

We have a short operating history with our current business model, which involves marketing and sales of traditional Hispanic and ethnic food packaged products.  We began our current business model in 2013 and have generated less than $1,250,000 in cumulative revenue. We commenced distribution of Gran Nevada products in April 2013.  With the acquisition of ESD by Hispanica in July 2016, the Company expanded into Northern California. Revenues from the sale of the Company’s Gran Nevada products for the three months ended August 31, 2016 and 2015 were $111,004 and $129,871, respectively, representing a decrease of approximately fourteen percent (14%). Revenues from the sale of the Company’s ESD products from July 5 through August 31, 2016 were $538,407. Our operations have not yet been profitable.  No assurances can be given that we will generate any significant revenue in the future. As a result, we have a very limited operating history for you to evaluate in assessing our future prospects.   Our operations have not produced significant revenues over a period of time, and may not produce significant revenues in the near term, which may harm our ability to obtain additional financing and may require us to reduce or discontinue our operations.  You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company.  We may not be able to successfully address these risks and difficulties, which could significantly harm our business, operating results and financial condition.

We have a history of losses which may continue and which may negatively impact our ability to achieve our business objectives.

We incurred net losses of $400,207 and $212,593 for the years ended May 31, 2016 and 2015, respectively. In addition, at August 31, 2016, we had an accumulated deficit of $1,841,808. For the three months ended August 31, 2016 we had a net loss of $1,027,259. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future.  Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including (1) growing the current sales of our products, (2) the successful acquisition of additional commercial products, (3) raising capital to implement our growth strategy, (4) obtaining any applicable regulatory approvals of our proposed product candidates, (5) the successful licensing and commercialization of our proposed product candidates and (6) growth and development of our operations. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

The success of our business currently depends on the successful continuous commercialization of our main products and these products may not be successfully grown beyond their current levels.

We currently have a limited number of products for sale. The success of our business currently depends on our ability, directly or through a commercial partner, to successfully market and sell those limited products in and outside the U.S. and to expand our retail and online channels.

Although we have commercial products that we can currently market and sell, we will continue to seek to acquire or license other products and we may not be successful in doing so.

We currently have a limited number of products. We may not be successful in marketing and commercializing these products to the extent necessary to sustain our operations. In addition, we will continue to seek to acquire or license and enter into distribution contracts for others. The successful consummation of these types of acquisitions and licensing arrangements is subject to the negotiation of complex agreements and contractual relationships and we may be unable to negotiate such agreements or relationships on a timely basis, if at all, or on terms acceptable to us.

 If we fail to successfully introduce new products, we may lose market position.

New products, product improvements, line extensions and new packaging will be an important factor in our sales growth. If we fail to identify emerging consumer trends, to maintain and improve the competitiveness of our existing products or to successfully introduce new products on a timely basis, we may lose market position. Continued product development and marketing efforts have all the risks inherent in the development of new products and line extensions, including development delays, the failure of new products and line extensions to achieve anticipated levels of market acceptance and the cost of failed product introductions.

Acquisitions involve risks that could result in a reduction of our operating results, cash flows and liquidity.

We have made, and in the future may continue to make, strategic acquisitions. However, we may not be able to identify suitable acquisition opportunities. We may pay for acquisitions with our common stock or with convertible securities, which may dilute your investment in our common stock, or we may decide to pursue acquisitions that investors may not agree with. In connection with our latest acquisition, we have also agreed to substantial earn-out arrangements. To the extent we defer the payment of the purchase price for any acquisition through a cash earn-out arrangement, it will reduce our cash flows in subsequent periods. In addition, acquisitions may expose us to operational challenges and risks, including:

• the ability to profitably manage acquired businesses or successfully integrate the acquired business’ operations and financial reporting and accounting control systems into our business;

• increased indebtedness and contingent purchase price obligations associated with an acquisition;

• the ability to fund cash flow shortages that may occur if anticipated revenue is not realized or is delayed, whether by general economic or market conditions or unforeseen internal difficulties;

• the availability of funding sufficient to meet increased capital needs;

• diversion of management’s attention; and

• the ability to retain or hire qualified personnel required for expanded operations.

Completing acquisitions may require significant management time and financial resources.  In addition, acquired companies may have liabilities that we failed, or were unable, to discover in the course of performing due diligence investigations. We cannot assure you that the indemnification granted to us by sellers of acquired companies will be sufficient in amount, scope or duration to fully offset the possible liabilities associated with businesses or properties we assume upon consummation of an acquisition. We may learn additional information about our acquired businesses that materially adversely affect us, such as unknown or contingent liabilities and liabilities related to compliance with applicable laws. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business.

Failure to successfully manage the operational challenges and risks associated with, or resulting from, acquisitions could adversely affect our results of operations, cash flows and liquidity. Borrowings or issuances of convertible securities associated with these acquisitions may also result in higher levels of indebtedness, which could impact our ability to service our debt within the scheduled repayment terms.

We will need to expand our operations and increase the size of our Company, and we may experience difficulties in managing growth.

 As we increase the number of products we own or have the right to sell, we will need to increase our sales, marketing, product development and scientific and administrative headcount to manage these programs. In addition, to meet our obligations as a public company, we will need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. Our need to effectively manage our operations, growth and various projects requires that we:

• successfully attract and recruit new employees with the expertise and experience we will require;

• successfully grow our marketing, distribution and sales infrastructure; and

• continue to improve our operational, manufacturing, financial and management controls, reporting systems and procedures.

If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.

If we fail to attract and keep senior management and key personnel, we may be unable to successfully operate our business.

Our success depends to a significant extent upon the continued services of Fernando Leonzo, Chief Executive Officer and Chairman of the Board as well as Robert Gunther, our Chief Operating Officer and Director. Mr. Leonzo and Mr. Gunther oversee our current business strategy and provide leadership for our growth and operations. Loss of the services of either would have a material adverse effect on our growth, revenues and prospective business. The loss of any of our key personnel, or the inability to attract and retain qualified personnel, may significantly delay or prevent the achievement of our research, development or business objectives and could materially adversely affect our business, financial condition and results of operations.

Any employment agreement we enter into will not ensure the retention of the employee who is a party to the agreement. In addition, we have only limited ability to prevent former employees from competing with us. Furthermore, our future success will also depend in part on the continued service of our key sales and management personnel and our ability to identify, hire and retain additional personnel. We experience intense competition for qualified personnel and may be unable to attract and retain the personnel necessary for the development of our business. Moreover, competition for personnel with the sales, management and industry related experience that we seek is extremely high and is likely to remain high. Because of this competition, our compensation costs may increase significantly.

We may not be able to continue to pay consultants, vendors and independent contractors equity in order to conserve cash.

We have paid some consultants, employees and others through the issuance of equity instruments in order to conserve our cash, however there can be no assurance that we, our vendors, consultants or employees, current or future, will continue to agree to this arrangement. As a result, we may be asked to spend more cash for the same services, or we may not be able to retain the same consultants, vendors, etc.

 We face significant competition and have limited resources compared to our competitors.

The packaged beverage market is highly competitive. We can expect competition from numerous companies, including large international enterprises and others entering the market for products similar to ours. Most of these companies have greater research and development, manufacturing, patent, legal, marketing, financial, technological, personnel and managerial resources. Our main competitors include Goya Foods, Marquez Brothers International, Diaz Foods, La Fe Foods International, Grace Foods, as well as other regional ethnic food and energy drink distributors. Competitors in our market compete for brand recognition, ingredient sourcing, qualified personnel, distribution and product shelf space.  As a developing company, a majority of our competitors are more established and better capitalized.  The packaged beverage market is generally dominated by the largest beverage providers.  Many of our competitors enjoy significant brand recognition and consumer confidence and are able to readily secure shelf space and media attention for their products. Many of our competitors also have existing relationships with the same distribution channels and retailers through which we sell our products.

We may be subject to potential product liability and other claims, creating risks and expense.

We are also exposed to potential product liability risks inherent in the marketing, distribution and sale of pre-packaged goods. Product liability insurance for our industry is expensive, may be difficult to obtain and may not be available on acceptable terms, if at all. We have no guarantee that the coverage limits of such insurance policies will be adequate. A successful claim against us, which is in excess of our insurance coverage, could have a material adverse effect upon us and on our financial condition.

If we do not anticipate and address evolving consumer preferences, our business could suffer.

Consumer preferences are evolving rapidly as a result of, among other things, health and nutrition considerations, especially the perceived undesirability of artificial ingredients and obesity concerns; shifting consumer demographics, including aging populations; changes in consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures. If we do not successfully anticipate these changing consumer preferences or fail to address them by timely acquiring or distributing new products or product extensions through innovation, our share of sales, volume growth and overall financial results could be negatively affected.

Product safety and quality concerns could negatively affect our business.

Our success depends in large part on our manufacturers’ ability to maintain consumer confidence in the safety and quality of all of our products. We choose to enter into license agreements with manufacturers that have rigorous product safety and quality standards. However, we cannot assure you that despite our strong commitment to product safety and quality, all of our manufacturers will always meet these standards, particularly as we expand our product offerings through innovation beyond our traditional range of beverage products. If our manufacturers fail to comply with applicable product safety and quality standards and beverage products taken to the market are or become contaminated or adulterated, we may be required to conduct costly product recalls and may become subject to product liability claims and negative publicity, which could cause our business to suffer.

Public debate and concern about perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners, caffeine and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials, may reduce demand for our beverage products.

Public debate and concern about perceived negative health consequences of certain ingredients in our beverage products, such as non-nutritive sweeteners, caffeine and biotechnology-derived substances; substances that are present in our beverage products naturally or that occur as a result of the manufacturing process, or substances used in packaging materials, such as bisphenol A, or BPA (an odorless, tasteless food-grade chemical commonly used in the food and beverage industries as a component in the coating of the interior of cans), may affect consumers’ preferences and cause them to shift away from some of our beverage products. In addition, increasing public concern about actual or perceived health consequences of the presence of such ingredients or substances in our beverage products or in packaging materials, whether or not justified, could result in additional governmental regulations concerning the marketing and labeling of our beverages, negative publicity, or actual or threatened legal actions against us or other companies in our industry, all of which could damage the reputation of, and may reduce demand for, our beverage products.

Increased demand for food products and decreased agricultural productivity may negatively affect our business.

Our manufacturers use a number of key ingredients that are derived from agricultural commodities such as sugarcane, corn, sugar beets, citrus, coffee and tea in the manufacture and packaging of our beverage products. Increased demand for food products and decreased agricultural productivity in certain regions of the world as a result of changing weather patterns may limit the availability or increase the cost of such agricultural commodities and could impact the food security of communities around the world. If our manufacturers are unable to implement programs focused on economic opportunity and environmental sustainability to address these agricultural challenges and fail to make a strategic impact on food security through joint efforts with bottlers, farmers, communities, suppliers and key partners, as well as through their increased and continued investment in sustainable agriculture, the affordability of our products and ultimately our business and results of operations could be negatively impacted.

Gran Nevada is the sole manufacturer of its product line. If we are unable to maintain a good relationship with Gran Nevada our business could suffer.

We generate a portion of our net operating revenues by selling the Gran Nevada product line. Gran Nevada is the sole manufacturer of its product line. As an independent company, Gran Nevada makes its own business decisions that may not always align with our interests. In addition, Gran Nevada has the right to allow other distributors to distribute its products, which would cause an increase in the competition we face. It may also suffer its own economic or operational hardships which may have adverse effects on our business. The distribution contract between us and Gran Nevada may be canceled or terminated. Such actions could, in the long run, have an adverse effect on our profitability.

If Gran Nevada’s financial condition deteriorates, our business and financial results could be affected.

We derive a significant portion of our distribution revenues from sales of the Gran Nevada product line and, therefore, the success of our distribution business depends on Gran Nevada’s financial strength and profitability. While under our agreement with Gran Nevada we generally have the right to unilaterally change the prices we charge for the products, our ability to do so may be materially limited by Gran Nevada’s financial condition and our ability to pass price increases along to our customers. Gran Nevada’s financial condition is affected in large part by conditions and events that are beyond our and its control, including competitive and general market conditions in the territories in which they operate; the availability of capital and other financing resources on reasonable terms; loss of major customers; or disruptions of bottling operations that may be caused by strikes, work stoppages, labor unrest or natural disasters. A deterioration of the financial condition or results of operations of Gran Nevada could adversely affect our net operating revenues from sales of their product line.

Changes in laws and regulations relating to beverage containers and packaging could increase our costs and reduce demand for our products.

We and our manufacturers currently offer nonrefillable recyclable containers in the United States and in various other markets around the world. Legal requirements have been enacted in various jurisdictions in the United States and overseas requiring that deposits or certain ecotaxes or fees be charged in connection with the sale, marketing and use of certain beverage containers. Other proposals relating to beverage container deposits, recycling, ecotax and/or product stewardship have been introduced in various jurisdictions in the United States and overseas, and we anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels, both in the United States and elsewhere. Consumers’ increased concerns and changing attitudes about solid waste streams and environmental responsibility and the related publicity could result in the adoption of such legislation or regulations. If these types of requirements are adopted and implemented on a large scale in any of the major markets in which we operate, they could affect our costs or require changes in our distribution model, which could reduce our net operating revenues or profitability.

Significant additional labeling or warning requirements or limitations on the availability of our products may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements or limitations on the availability of our products relating to the content or perceived adverse health consequences of certain of our products. If these types of requirements become applicable to one or more of our major products under current or future environmental or health laws or regulations, they may inhibit sales of such products. Under one such law in California, known as Proposition 65, if the state has determined that a substance causes cancer or harms human reproduction, a warning must appear on any product sold in the state containing that substance. The state maintains lists of these substances and periodically adds other substances to these lists. Proposition 65 exposes all food and beverage producers to the possibility of having to provide warnings on their products in California because it does not provide for any generally applicable quantitative threshold below which the presence of a listed substance is exempt from the warning requirement. Consequently, the detection of even a trace amount of a listed substance can subject an affected product to the requirement of a warning label. However, Proposition 65 does not require a warning if the manufacturer of a product can demonstrate that the use of the product in question exposes consumers to a daily quantity of a listed substance that is below a “safe harbor” threshold that may be established, is naturally occurring, is the result of necessary cooking or is subject to another applicable exception. One or more substances that are currently on the Proposition 65 lists, or that may be added to the lists in the future, can be detected in certain Company products at low levels that are safe. With respect to substances that have not yet been listed under Proposition 65, the Company takes the position that listing is not scientifically justified. With respect to substances that are already listed, the Company takes the position that the presence of each such substance in Company products is subject to an applicable exemption from the warning requirement. The state of California and other parties, however, have in the past taken and may in the future take a contrary position. If we were required to add Proposition 65 warnings on the labels of one or more of our beverage products produced for sale in California, the resulting consumer reaction to the warnings and possible adverse publicity could negatively affect our sales both in California and in other markets.

If we are unable to protect our information systems against service interruption, misappropriation of data or breaches of security, our operations could be disrupted and our reputation may be damaged.

We rely on networks and information systems and other technology (“information systems”), including the Internet and third-party hosted services, to support a variety of business processes and activities, including procurement and supply chain, manufacturing, distribution, invoicing and collection of payments. We use information systems to process financial information and results of operations for internal reporting purposes and to comply with regulatory financial reporting and legal and tax requirements. In addition, we depend on information systems for digital marketing activities and electronic communications among our locations and between Company personnel and our manufacturers and other customers, suppliers and consumers. Because information systems are critical to many of the Company’s operating activities, our business may be impacted by system shutdowns, service disruptions or security breaches. These incidents may be caused by failures during routine operations such as system upgrades or user errors, as well as network or hardware failures, malicious or disruptive software, computer hackers, rogue employees or contractors, cyber-attacks by criminal groups or activist organizations, geopolitical events, natural disasters, failures or impairments of telecommunications networks, or other catastrophic events. In addition, such incidents could result in unauthorized disclosure of material confidential information. If our information systems suffer severe damage, disruption or shutdown and our business continuity plans do not effectively resolve the issues in a timely manner, we could experience delays in reporting our financial results, and we may lose revenue and profits as a result of our inability to timely manufacture, distribute, invoice and collect payments for concentrate or finished products. Misuse, leakage or falsification of information could result in a violation of data privacy laws and regulations, damage the reputation and credibility of the Company and have a negative impact on net operating revenues. In addition, we may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to us, our current or former employees, or to our bottling partners, other customers, suppliers or consumers, and may become subject to legal action and increased regulatory oversight. The Company could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or to repair or replace networks and information systems.

Changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations could increase our costs or reduce our net operating revenues.

Our Company’s business is subject to various laws and regulations in the numerous countries throughout the world in which we do business, including laws and regulations relating to competition, product safety, advertising and labeling, container deposits, recycling or stewardship, the protection of the environment, and employment and labor practices. In the United States, the production, distribution and sale of many of our products are subject to, among others, the Federal Food, Drug, and Cosmetic Act, the Federal Trade Commission Act, the Lanham Act, state consumer protection laws, the Occupational Safety and Health Act, and various environmental statutes, as well as various state and local statutes and regulations. Outside the United States, the production, distribution, sale, advertising and labeling of many of our products are also subject to various laws and regulations. Changes in applicable laws or regulations or evolving interpretations thereof, including increased government regulations to limit carbon dioxide and other greenhouse gas emissions as a result of concern over climate change, or regulations to limit or eliminate the use of bisphenol A, or BPA (an odorless, tasteless food-grade chemical commonly used in the food and beverage industries as a component in the coating of the interior of cans), or regulations to limit or impose additional costs on commercial water use due to local water scarcity concerns, may result in increased compliance costs, capital expenditures and other financial obligations for us and our bottling partners, which could affect our profitability, or may impede the production or distribution of our products, which could affect our net operating revenues. In addition, failure to comply with environmental, health or safety requirements, U.S. trade sanctions, the U.S. Foreign Corrupt Practices Act and other applicable laws or regulations could result in the assessment of damages, the imposition of penalties, suspension of production, changes to equipment or processes, or a cessation of operations, as well as damage to image and reputation, all of which could harm our profitability.

Changes in accounting standards could affect our reported financial results.

New accounting standards or pronouncements that may become applicable to our Company from time to time, or changes in the interpretation of existing standards and pronouncements, could have a significant effect on our reported financial results for the affected periods.

If we are not able to achieve our overall long-term growth objectives, the value of an investment in our Company could be negatively affected.

We have established certain long-term growth objectives. These objectives were based on, among other things, our evaluation of our growth prospects, which are generally driven by the sales potential of many product types, some of which are more profitable than others, and on an assessment of the potential price and product mix. There can be no assurance that we will realize the sales potential and the price and product mix necessary to achieve our long-term growth objectives.

If global credit market conditions deteriorate, our financial performance could be adversely affected.

The cost and availability of credit vary by market and are subject to changes in the global or regional economic environment. If conditions in major credit markets deteriorate, our ability to obtain debt financing on favorable terms may be negatively affected, which could affect our profitability. A decrease in availability of consumer credit resulting from unfavorable credit market conditions, as well as general unfavorable economic conditions, may also cause consumers to reduce their discretionary spending, which could reduce the demand for our beverages and negatively affect our net operating revenues and profitability.

Risks Related to Owning our Common Stock

Sales of additional shares of our common stock could cause the price of our common stock to decline.

As detailed elsewhere in this prospectus, as of August 31, 2016 we have issued approximately 14,112,151 shares of our common stock. While substantially all of those shares were restricted securities, such shares may be sold under Rule 144 of the Securities Act of 1933, subject to any applicable holding period.  As such, sales of substantial amounts of our common stock in the public or private markets, or the availability of such shares for sale by us, including the issuance of common stock upon conversion and/or exercise of outstanding convertible securities, warrants and options, could adversely affect the price of our common stock. We may sell shares or securities convertible into shares of common stock, which could adversely affect the market price of shares of our common stock.  In addition, the sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to obtain future financing. To the extent the trading price of our common stock at the time of exercise of any of our outstanding options or warrants exceeds their exercise price, such exercise will have a dilutive effect on our stockholders.

If the Company Defaults on the Convertible Notes, it could result in a significant dilution of stockholders’ position.

As detailed elsewhere in this prospectus, as of August 31, 2016 we have issued approximately 14,112,151 shares of our common stock. Upon the occurrence of an Event of Default as defined in such Note, a “Default Amount” equal to the sum of (i) the Principal Amount, together with accrued interest due thereon through the date of payment payable at the Holder’s option in cash or Common Stock and (ii) an additional amount equal to the Principal Amount payable at the Company’s option in cash or Common Stock.  For purposes of payments in Common Stock, the following conversion formula shall apply: the Conversion Price shall be the lower of: (i) the Fixed Conversion Price ($0.65) or (ii) 60% multiplied by the volume weighted average price of the Common Stock during the ten (10) consecutive Trading Days immediately prior to the later of the Event of Default or the end of the applicable cure period. As described in the tabular disclosure contained herein, assuming the Convertible Notes are in default on their Maturity Date, up to 2,604,461 shares of common stock of the Company could be issued to the Noteholders. Such issuance will have a significant dilutive effect on the stockholders.

The market price for our common stock may be volatile and your investment in our common stock could decline in value.

The stock market in general has experienced extreme price and volume fluctuations. The market prices of the securities of distribution or packaged food products companies, particularly companies like ours with limited product revenues, have been highly volatile and may continue to be highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock:

• announcements of innovations or new products by us or our competitors;

• public concerns as to the safety or efficacy of our products or our competitors’ products;

• changes in government regulation of the food and beverage industry;

• actual or anticipated fluctuations in our operating results;

• changes in financial estimates or recommendations by securities analysts;

• developments involving corporate collaborators, if any;

• changes in accounting principles; and

• the loss of any of our key management personnel.

In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Whether or not meritorious, litigation brought against us could result in substantial costs and a diversion of management’s attention and resources, which could adversely affect our business, operating results and financial condition.

We do not anticipate paying dividends on our common stock and, accordingly, shareholders must rely on stock appreciation for any return on their investment.

We have never declared or paid cash dividends on our common stock and do not expect to do so in the foreseeable future. The declaration of dividends is subject to the discretion of our board of directors and will depend on various factors, including our operating results, financial condition, future prospects and any other factors deemed relevant by our board of directors. You should not rely on an investment in our company if you require dividend income from your investment in our company. The success of your investment will likely depend entirely upon any future appreciation of the market price of our common stock, which is uncertain and unpredictable. There is no guarantee that our common stock will appreciate in value.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

• that a broker or dealer approve a person's account for transactions in penny stocks; and

• the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

• obtain financial information and investment experience objectives of the person; and

• make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

• sets forth the basis on which the broker or dealer made the suitability determination; and

• that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We are an “emerging growth company” under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are choosing to take advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1 billion, if we issue more than $1 billion in non-convertible debt in a three-year period or if the market value of our common stock that is held by non-affiliates exceeds $700 million.”

Even if we no longer qualify as an “emerging growth company”, we may still be subject to reduced reporting requirements so long as we are considered a “Smaller Reporting Company.”

Many of the exemptions available for emerging growth companies are also available to smaller reporting companies like us that have less than $75 million of worldwide common equity held by non-affiliates.  So, although we may no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirements.

About this Prospectus

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock on a “direct public offering,” “all or nothing,” basis only in jurisdictions where offers and sales are permitted. Offers and sales of our securities are only permitted in those jurisdictions where statutes exist, “blue sky statutes” allowing for such offers and sales.

This report contains trade names and trademarks of other companies. We do not intend our use or display of other companies’ trade names or trademarks to imply an endorsement or sponsorship of us by such companies or any relationship with any of these companies.

Available Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Since our securities are registered under the Securities Act of 1933, we file reports and other information with the Securities and Exchange Commission. Once our registration statement becomes effective we shall file supplementary and periodic information, documents and reports that are required under section 13(a) of the Exchange Act, as amended.

All of our reports can be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish to our stockholders annual reports containing financial statements audited by our independent certified public accountants and quarterly reports containing reviewed unaudited interim financial statements for the first three-quarters of each fiscal year. You may contact the Securities and Exchange Commission at 1-(800) SEC-0330 or you may read and copy any reports, statements or other information that Hispanica International Delights of America, Inc. files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

100 F. Street, N.E.

Washington, D.C. 20549-0405

Telephone 1(800)-SEC-0330

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. A copy of the registration statement, including the exhibits and schedules can be reviewed through EDGAR.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Plan of Operation”, “Our Business” and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimated”, “predicts”, “potential” or “continue” or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These factors include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We undertake no obligation to update or revise any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results, except as required by the Federal securities laws or as required to meet our obligations set forth in the undertakings to this registration statement.

ITEM 4 - USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees.  We will receive the exercise price of the Warrants when and if exercised, at $0.85 per share.

ITEM 5 -  DETERMINATION OF OFFERING PRICE

In determining the public offering price of the shares we considered several factors including the following:

• prevailing market conditions, including the history and prospects for the industry in which we compete;

• our future prospects; and

• our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

ITEM 7 -  SELLING SECURITY HOLDERS

The shares to be offered by the selling stockholders are “restricted” securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the selling stockholders the opportunity to publicly sell these shares.  The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders.  The shares are being registered pursuant to the Registration Rights Agreements dated August 8, 2016, September 6, 2016, September 30, 2016, and October 7, 2016.

Each of the selling stockholders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs related to preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders.

Selling Stockholder Information

The following is a list of selling stockholders who own an aggregate of 3,928,898 shares of our common stock covered in this prospectus.  Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares.

	Number of Shares	Number of Shares to	Shares Beneficially Owned After Offering
Name	Owned	be Offered	Number	Percent
Dimitri Carapanos	95,678(1)	95,678	-	0%
Masoud Toghraie	478,388(2)	478,388	-	0%
Bar NT Ranch, Inc	239,194(3)	239,194	-	0%
Anson Investment Master Fund, LP	2,213,551(4)	2,213,551	-	0%
BlackBridge Capital, LLC	254,194(5)	254,194	-	0%
BlackBridge Capital Growth Fund, LLC	508,388(6)	508,388	-	0%
Alfredo L. Legaspi	47,839(7)	47,839	-	0%
Garden State Securities, Inc.	91,667(9)	91,667	-	0%
Total:	3,928,908	3,928,898	-	0%

(1) Includes (i) 35,678 (including 5% interest on the principal for one year) common shares underlying a Convertible Note for $22,000, (ii) 20,000 common shares underlying a Warrant, (iii) 40,000 common shares issued as additional consideration for the Convertible Note all issued pursuant to the Share Issuance Agreement dated September 6, 2016.

(2) Includes (i) 178,388 (including 5% interest on the principal for one year) common shares underlying a Convertible Note for $110,000, (ii) 100,000common shares underlying a Warrant, and (iii) 200,000 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreements dated August 8, 2016.

(3) Includes (i) 89,194 (including 5% interest on the principal for one year) common shares underlying a Convertible Note for $55,000 (ii) 550,000 common shares underlying a Warrant, and (iii) 100,000 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreement dated August 8, 2016. Norm Teixeira is the principal of Bar NT Ranch, Inc. and exercises voting control over its securities.

(4) Includes (i) 713,551 (including interest on the principal for one year) common shares underlying a Convertible Note for $440,000 (ii) 400,000 common shares underlying a Warrant, and (iii) 1,100,000 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreement dated September 30, 2016. Bruce Winson has voting and dispositive power over the shares held by Anson Investment Master Fund LP. Mr. Winston is Managing Member of Admiralty Advisors, LLC, which is the General Partner of Frigate Ventures, LP, which is the General Partner of Anson Investments LP, which is the General Partner of Anson Investments Master Fund LP.

(5) Includes (i) 89,194 (including 5% interest on the principal for one year) common shares underlying a Convertible Note for $55,000 (ii) 55,000 common shares underlying a Warrant, and (iii) 110,000 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreement dated October 7, 2016. Alexander Dillon is the principal of BlackBridge Capital, LLC and exercises voting control over its securities.

(6) Includes (i) 178,388 (including 5% interest on the principal for one year) common shares underlying a Convertible Note for $110,000 (ii) 110,000 common shares underlying a Warrant, and (iii) 220,000 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreement dated October 7, 2016. Alexander Dillion is the principal of BlackBridge Capital Growth Fund, LLC and exercises voting control over its securities.

(7) Includes (i) 17,839 (including 5% interest on the principal for one year) common shares underlying a Convertible Note for $11,000 (ii) 10,000 common shares underlying a Warrant, and (iii) 20,000 common shares issued as additional consideration for the Convertible Note; all issued pursuant to the Securities Purchase Agreement dated October 7, 2016

(8) Common shares underlying warrants issued but unexercised. Exercise price of $0.85 per share.

(9) Garden State Securities, Inc.is a broker and acted as the Placement Agent for the private offering under which the Convertible Notes were sold.  While issued to Garden State Securities pursuant to the Engagement Agreement, the Warrants will be distributed as follows: 34,375 to Ernest Pellegrino, 34,375 to Max Povolotsky and 22,917 to Garden State Securities, Inc. The Owners of Garden State Securities, Inc. will collectively have voting control over the shares owned.

Unless footnoted above, based on information provided to us, none of the selling stockholders are affiliated or have been affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling stockholders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

ITEM 8-  PLAN OF DISTRIBUTION

We are registering the shares currently held by our stockholders to permit them and their transferees or other successors in interest to offer the shares from time to time. We will not offer any shares on behalf of any selling stockholder, and we will not receive any of the proceeds from any sales of shares by such stockholders.  The price at which the selling security holders may sell the shares have arbitrarily been determined.

Only a limited public market currently exists for our shares. The Company is listed on the Over The Counter Quotation Board “OTC:QB” under the symbol “HISP.” The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their registered shares of common stock on any stock exchange market or trading facility on which our shares may be traded or in private transactions.

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block
•	as principal to facilitate the transaction;
•	purchases by a broker-dealer as principle and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transaction;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

As of the date of this prospectus, the Company has no information on the manner or method by which any selling stockholder may intend to sell shares. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers. We cannot assure you that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling stockholders.  The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered by this prospectus, will be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

The selling stockholders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No selling stockholder has entered into an agreement with a prospective underwriter. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Under the regulations of the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" (the period of time between the filing of a preliminary prospectus with the SEC and a public offering of the securities; usually 20 days) periods prior to the commencement of such distribution.  In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions, rules and regulations of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the selling stockholders.

We have advised the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares we are registering on their behalf in this registration statement, they are required to comply with Regulation M as promulgated under the Securities Exchange Act of 1934.  In general, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, and any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.  Our officers and directors, along with affiliates, will not engage in any hedging, short, or any other type of transaction covered by Regulation M.  Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M.  These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of those transactions.  We have advised the selling stockholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.  Selling stockholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

Shares of common stock distributed to our stockholders will be freely transferable, except for shares of our common stock received by persons who may be deemed to be "affiliates" of the Company under the Securities Act.  Persons who may be deemed to be affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with us, and may include our senior officers and directors, as well as principal stockholders.   Persons who are affiliates will be permitted to sell their shares of common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act or Rule 144 adopted under the Securities Act.

ITEM 9-  DESCRIPTION OF SECURITIES

Common Stock

     Our Articles of Incorporation authorizes the issuance of 110,000,000 shares, of which 100,000,000 of common stock, $0.001 par value per share, and 10,000,000 are preferred stock; approximately 14,112,151 shares were outstanding immediately prior to this convertible note transaction. Upon sale, conversion or exercise of the 3,928,898 shares offered herein, we may have outstanding, up to 17,741,049 shares of common stock.  Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock have no cumulative voting rights, but are entitled to one vote for each shares of common stock they hold. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of Hispanica, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and the prior payment to the preferred stockholders if any. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.

Preferred Stock

Our Articles of Incorporation give our board of directors the right to create series of preferred stock. There is currently 10,000,000 series of preferred stock authorized and 1,200,000 shares of preferred stock outstanding held by four shareholders of record. The preferred shares are not convertible into shares of common stock and do not receive dividends.

Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

• adopt resolutions;

• to issue the shares;

• to fix the number of shares;

• to change the number of shares constituting any series; and

• to provide for or change the following:

• the voting powers;

• designations;

• preferences; and

• relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:

• dividend rights (including whether dividends are cumulative);

• dividend rates;

• terms of redemption (including sinking fund provisions);

• redemption prices;

• conversion rights; and

• liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the Board of Director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

ITEM 10- EXPERTS AND COUNSEL

Weintraub Law Group, PC has issued an opinion that the shares being issued pursuant to this offering, upon issuance, are duly authorized and validly issued, fully paid and non-assessable.

The consolidated balance sheets of Hispanica International Delights of America, Inc. (the “Company”) as of May 31, 2016 and 2015, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years then ended, have been audited by Raich Ende Malter & Co, LLP an independent registered public accounting firm, as stated in their report which is included herein. Such financial statements have been so included herein in reliance on the report of said firm given upon their authority as experts in accounting and auditing.

ITEM 11-  REGISTRANT INFORMATION

DESCRIPTION OF BUSINESS

Overview

Hispanica International Delights of America, Inc. (the “Company” or “HISP”, “Hispanica”, “us”, “we” “our”) is engaged in the distribution of proprietary, licensed and third party food and beverages throughout the United States. HISP has already begun to distribute fruit juices, nectars, snacks, energy drinks and milk based products and expects begin to distribute teas, carbonated drinks, dry goods, preserves, frozen foods and bakery products. Most brands are distributed under a proprietary basis (through distribution agreements and/or exclusive licensing arrangements). Our Gran Nevada brands emulates the flavors, tastes, and traditions which have been known for generations among the Hispanic and other ethnic groups and are now becoming part of the American mainstream diet.

Our objective is to grow as rapidly as possible (both organically and via strategic alliances and acquisitions) using the public capital markets for access to capital. The companies and assets sought by us will be those that already have market penetration in the following segments: (1) Food Distribution and Manufacturing; (2) Beverage Brands and (3) Distribution Food Service.

Our management team has over 30 years of combined experience in the Hispanic food and beverage industry to generate these sales. In July 2016, we acquired the company’s first Direct Store Delivery (“DSD”) in an all cash purchase. HISP has new key personnel with previous managerial experience to begin the implementation of increasing our sales to potentially organically and via acquisitions.

Corporate Structure

Hispanica International Delights of America, Inc. was incorporated on April 15, 2013.

In October 2013, we signed a distribution agreement with Gran Nevada Beverage, Inc. (“Gran Nevada”), an entity related through common management. The agreement provides us with the right to sell and distribute Gran Nevada's beverages in the United States with purchase prices at the then applicable wholesale prices charged to Gran Nevada's distributors. The agreement is for an initial term of five years with automatic renewals of successive five year terms unless terminated.  We initiated sales and distribution operations in March 2014.

On October 30, 2015, the company entered into an agreement to acquire a 20% minority equity interest in Just Buns Inc. in exchange for 20,000 shares to the Company’s common stock. The Company also entered into an exclusive Distribution Agreement with Just Buns, Inc. to distribute their proprietary Ensaimades sold under the name “Swirly Buns.” As of the date of this filing the Company has not finalized these transactions. Upon finalization the Company will issue 20,000 shares of common stock.

In July, 2016, we entered into a Stock Purchase and Sale Agreement to acquire all of the issued and outstanding common stock of Energy Sources Distributors, Inc. (“ESD”) from its three founding shareholders. ESD provides wholesale distribution of specialty beverage products from its headquarters in Gilroy, California. The total purchase price for the acquisition was $450,000 in cash. We retained one of the selling founders as General Manager for a term of twelve (12) months pursuant to an employment agreement to manage operations at the ESD facility in Gilroy, California. ESD is now a wholly-owned subsidiary.

Effective July 5, 2016, the Company entered into a Senior Secured Revolving Credit Facility Agreement (the “Credit Facility”) with TCA Global Credit Master Fund L.P. (“TCA”) for a total amount of $7.5 million. However, as of the execution date of the Credit Facility, only $1.6 million was allocated by TCA to the Company for working capital financing and for any other purpose permitted under the terms of the Credit Facility. Energy Source Distributors, Inc. (“ESD”) is Corporate Guarantor to the Credit Facility. Under the terms of the Credit Facility, the Company paid advisory fees to TCA in the amount of $350,000, through the issuance of 374,332 shares of common stock. On July 5, 2016, the Company borrowed $650,000 from the Credit Facility and used the proceeds to acquire ESD for $450,000; payoff a note payable in the amount of $32,534; $74,466 was used to pay vendors for inventory purchases and $93,000 was paid to TCA for closing fees. The credit facility has a maturity date of January 5, 2017 which may be extended for an additional six months at the lender’s discretion. The credit facility requires fees and interest only payments at 12% during the first two months. Principal payments begin in the third month. At the maturity date all unpaid principal and interest is due. During the current quarter the Company issued an additional 157,480 shares of common stock to satisfy a default notice in the amount of $200,000.

On September 9, 2016, the Company announced that it has entered into an exclusive distribution agreement with Plantain Republic, S.A. the maker of the TropicMax brand of plantain chips. The Distribution Agreement gives Hispanica International Delights of America, Inc. the exclusive territories of Northern California.

Sales

The Company currently markets and sells mainstream beverage and food products through its ESD subsidiary, and packaged Hispanic and ethnic beverage and food products. Brands sought by HISP and primarily engaged in the business of developing, manufacturing, marketing and selling unique, premium, nonalcoholic beverages as well as all natural food products that are targeted towards Hispanic and ethnic-neutral consumers.

Production and Distribution

The Company buys prepackaged goods for distribution through various channels. The Company distributes third party brands as well as a proprietary brand named GRAN NEVADA under an exclusive distribution agreement covering the United States. As of August 2016, Hispanica International Delights of America, Inc. (HISP) distributed over 20 brands, mainly through its Energy Source Distribution (ESD) subsidiary, as well as sold the GRAN NEVADA beverages to other wholesalers that are primarily ethnic food distributors and mostly located in the MidAtlantic region of the United States. HISP sells to several distributors and regularly seeks to broaden its distribution channels from its current network of a dozen to over 100 by the end of 2017. The Company has engaged third party sales and marketing brokers in many areas of the country. The Company also intends to sell directly to retailers, including large chain stores. Hispanica and its subsidiaries sell to about 2,000 retailers.

Competition

As a distributor of Hispanic and ethnic packaged food products, we expect to have a portfolio of products that will not only include beverages. Our main competitors include Goya Foods, Marquez Brothers International, Diaz Foods, La Fe Foods International, Grace Foods, as well as other regional Ethnic Food Distributors. We will focus on selecting brands of all natural packaged foods. Although some competitors are selling and distributing similar products, they use different packaging options and in particular market foods that have high contents of artificial flavors, colors, and sweeteners as well high sodium contents. Additionally, our competitors import the majority of their distributed products, which are made with lower quality and price point raw materials. We will focus on distributing all natural products as well as obtaining exclusive rights to brands that can be manufactured closer to its U.S. market base.  We are committed to building long-term relationships with our consumers by offering superior, high quality products at the most competitive prices.

The packaged beverage market is highly competitive. Competitors in our market compete for brand recognition, ingredient sourcing, qualified personnel, distribution and product shelf space.  As a developing company, a majority of our competitors are more established and better capitalized.  The packaged beverage market is generally dominated by the largest beverage providers. Many of our competitors enjoy significant brand recognition and consumer confidence and are able to readily secure shelf space and media attention for their products. Many of our competitors also have existing relationships with the same distribution channels and retailers through which we sell our products. We intend to compete in the market by offering consumers affordable products that taste better and possess a longer shelf life than most products in the market.

Government Regulation

Packaged beverage and juice products are governed by the U.S. Food and Drug Administration. As such, it is necessary for the Company to ensure its products distributed establish, maintain and make available for inspection, records and labels with nutrition information that meet legal food labeling requirements. The Company’s products are manufactured by contracted production facilities that are subject to many regulations, including Food Facility Registration, recordkeeping, Good Manufacturing Practice Requirements, reporting, preventive controls and inspections.

Company has not incurred research and development expenses for new product development.

Employees

The Company currently has 14 full time employees. Certain positions are being filled with paid independent contractors or insider owners who do not receive cash compensation but may receive stock compensation. The Company mitigates the need for a production staff by purchasing finished inventory. The Company has contracted with food brokers to represent Gran Nevada to retail stores nationally. In certain regions of the United States, we utilize the services of direct sales and distribution companies, which sell our products through their distribution channels. This can mitigate the need for a large sales and merchandising force. The Company also outsources its logistics to third-parties, which can reduce the need for employees in these roles.

Going Concern Qualification

Several conditions and events cast substantial doubt about the Company’s ability to continue as a going concern. The Company has incurred net losses of $1,027,259 and $25,812 for the three months ended August 31, 2016 and 2015, respectively, has limited revenues and requires additional financing in order to finance its business activities on an ongoing basis. The Company’s future capital requirements will depend on numerous factors including, but not limited to, continued progress in finding business opportunities.

At August 31, 2016, we had cash on hand of $115,783, and an accumulated deficit of $1,841,808.

Intellectual Property Protection

The Company is in the process of securing a trademark for its name and logo. HISP does not have its trademark registered for Hispanica International Delights of America, Inc. As of the date of this annual report, we do not have any trademarks or copyrights for our intellectual property.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Stamps Act of 2012 (“JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of section 404(b) of the Sarbanes-Oxley Act, and exemptions from the requirements of Sections 14A(a) and (b) of the Securities Exchange Act of 1934 to hold a nonbinding advisory vote of shareholders on executive compensation and any golden parachute payments not previously approved.

The Company has elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We will remain an “emerging growth company: until the earliest of (1) the last day of the fiscal year during which our revenues exceed $1 billion, (2) the date on which we issue more than $1 billion non-convertible debt in a three year period, (3) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended, or (4) when the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirements to provide only two years of audited financial statements, instead of three years.

FACILITIES - DESCRIPTION OF PROPERTY

We maintain our principal office at 575 Lexington Avenue, 4th Floor, New York, NY 10022. Our telephone number at that office is (866) 928-5070. The Company currently leases its offices on a month to month basis from the Company's Chief Operating Officer and stockholder for $750 per month.

Our executive offices are in New York City and with distribution operations in the New York City Tri-State Region, the Washington, D.C. Metro Area, the Houston Metropolitan Area, and in Los Angeles and the Northern California Region.

In connection with the acquisition of ESD, the Company assumed a lease for approximately 12,000 square feet of warehouse space located in Gilroy, California at a base rent of $5,248 per month. The lease terminates on June 30, 2021.

We believe that our existing facilities are suitable and adequate to meet our current business requirements, but we will require a larger, more permanent space as we add personnel consistent with our business plan. We anticipate we will be able to acquire additional facilities as needed on terms consistent with our current lease(s).  We maintain a website at http://www.hispanicadelights.com/ and the information contained on that website is not deemed to be a part of this annual report

LEGAL PROCEEDINGS

In the normal course of business, the Company may be a party to legal proceedings. The Company is not currently a party to any material legal proceedings.

DIRECTOR, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Name	Age	Title	Date first appointed
Fernando Oswaldo Leonzo	45	Chief Executive Officer, Chairman and Director	April 15, 2013 (inception)
Robert Gunther	66	Chief Operations Officer, Treasurer, Secretary and Director	April 15, 2013 (inception)
John Romagosa	39	President and Director	October 10, 2014
Dr. Bassam Damaj	48	Director	July 14, 2016

Duties, Responsibilities and Experience

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Biographical information of each current officer and director is set forth below.

The Chairman and Chief Executive Officer, Mr.  Fernando “Oswaldo” Leonzo, is a founder of, and has been employed by HISP since its inception in April of 2013. Mr. “Oswaldo” Leonzo has over 13 years’ experience in the Food and Beverage industry both from the distribution side as well as the brand side. He has also been working with contract manufacturers and suppliers as well as logistics companies for transshipments both in the U.S. and overseas for both Export and Imports- primarily in Latin America. For the past 14 years Fernando Oswaldo Leonzo has worked for the following companies: Deep River Snacks (NYC Regional Sales Manager from February to December, 2011), Reeds, Inc. (New York Metropolitan Area Sales Manager from January to December, 2010), Cheeseworks, Inc. (Sales Director from December 2008 to December 2009), Presto Food & Beverage, Inc. (President & CEO from July 2001 to December 2008.); and Gran Nevada Beverage, Inc. (President from November 2011 to present).  He served on the board of directors and founded Presto Food & Beverage, Inc. in 2001. Presto’s Hispanic beverage brand, SolMaya, grew from zero to over $2 million in sales. This is primarily why he was selected as a director of HISP. Previously, he worked for almost a decade in the financial industry, initially as a sales executive with regional financial firms and later for a major clearinghouse on Wall Street. Prior to his financial service industry experience, he successfully operated a business that distributed recorded music to retailers in the U.S., Mexico and Colombia. He received his undergraduate degree (B.A.) in International Studies from New York University (NYU). He currently serves on the board of directors of HISP.

The Chief Operations Officer, Treasurer and Director, Robert Gunther is a founder of HISP since its inception in April of 2013. He has 25 years’ experience in manufacturing. For the past five years, he has managed his own sales business under his own name specializing in products for apparel and construction. From December 1988 to December 2008 he was a Sr. Account Executive with Georgia Narrow Fabrics / Premier Narrow Fabrics in New York City. As the one of the firm's producing Account Executives, he generated sales to major accounts including Jockey, Fruit of the Loom, Warner, and VF. The product line included a broad range of knit and woven elastic products. In the mid-80s, he helped develop new apparel customers and manufacturing facilities for Hewlett Manufacturing. From July 1971 to April 1986, he was vice president at Gunther & Sharfman, a family-owned apparel manufacturing business. He participated in design, merchandising, sales, purchasing and manufacturing. His background includes 25 years of experience managing in purchasing and negotiation contracts for materials. Gunther has a BS from Long Island University.  Mr. Gunther’s extensive business experience combined with his personal interest in the business is expected to provide the Board with insight and guidance in matters of corporate finance, business development and industry strategy.

Director, John Romagosa, is currently the managing director and founder of Latin Sales & Marketing, LLC. (“LSM“), founded in 2012. LSM is a leading brokerage/marketing/consulting firm innovating the retail, foodservice and private label sector of the Hispanic consumer packed goods industry. LSM facilitates the emergence of major Latin manufacturers and US manufacturers for the steadily growing Hispanic market in the USA. Mr. Romagosa's extensive experience and relationships, within the Hispanic and Ethnic Food industry, will benefit the Board of Hispanica as it positions the company, its management, its products, and its distribution channels in becoming a leading edge company in the fastest growing segment of the food industry.

Mr. Romagosa was the managing director and partner of Falcon International Distributors, LLC, a leading ethnic foods distributor on the east coast, holding a chief procurement role for over ten years. Mr. Romagosa helped build that company from $9 million in revenues to over $100 million in revenues during his tenure before successfully selling the business in 2011. He has received Chamber of Commerce awards in New York and New Jersey, and has been responsible for the contribution of over a million pounds of donated products to food banks in the Northeast of the US. Mr. Romagosa is an Alumni of Saint John's University where he studied Finance, Business Administration, and Marketing.

Dr. Bassam Damaj joined the Board of Directors in July 2016 and brings with him the expertise of navigating the public markets. Dr. Bassam Damaj currently serves as President and CEO of Innovus Pharma (OTCQB: INNV). Prior to joining Innovus Dr. Damaj served as President & Chief Executive Officer of Apricus Biosciences, Inc., (NASDAQ: APRI) from December 2009 until November 2012. At Apricus Bio, Dr. Damaj was responsible for the approval of its lead drug, Vitaros, a treatment for erectile dysfunction. Dr. Damaj also signed multimillion dollar partnerships between Apricus Bio and leading pharmaceutical companies such as Abbott, Novartis-Sandoz and Takeda. Before Apricus Bio, Dr. Damaj was a co-founder of Bio-Quant, Inc. and served as the Chief Executive Officer and Chief Scientific Officer and a Director of Bio-Quant's Board of Directors from its inception in June 2000 until its acquisition by Apricus Biosciences in December 2009. In addition, Dr. Damaj was the founder, Chairman, President and Chief Executive Officer of R&D Healthcare, and the co-founder of Celltek Biotechnologies. He also served as a Director of the Board of Directors at CreAgri, Inc. and was a Member of the Scientific Advisory Board of MicroIslet, Inc. He is the author of the Immunological Reagents and Solutions reference book, the inventor of many patents and author of numerous peer reviewed scientific publications. Dr. Damaj won a US Congressional award for the Anthrax Multiplex Diagnostic Test in 2003. Dr. Damaj holds a Ph.D. degree in Immunology/Microbiology from Laval University and completed a postdoctoral fellowship in molecular oncology from McGill University

Family Relationships

There are no family relationships among any of the members of our Board of Directors or our executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus and as adjusted giving effect to the sale, conversion and/or exercise of the 3,928,898 shares of common stock in this offering, relating to the beneficial ownership of our common stock by those persons known to us to beneficially own more than 5% of our capital stock, by our director and executive officer, and by all of our directors and executive officers as a group.

Name of Beneficial Owner	Number Of Shares	Percent Before Offering (1)	Percent After Offering(3)
Fernando Oswaldo Leonzo, Director & Officer	3,800,000	27.51%	21.41%
Robert Gunther, Director & Officer	900,000	6.51%	5.07%
John Romagosa, Director & Officer	1,560,000	11.29%	8.79%
Michael Gunther	2,000,000	14.48	11.27%
Bassam Damaj, Ph.D.	0	0%	0%
All Directors, Officers and Principle Stockholders as a Group	8,260,000	59.79%	46.54%

(1) Percentage based upon 13,812,151 shares of common stock issued and outstanding as of immediately prior to this offering.

(2) Assuming all Notes are converted and Warrants are exercised, total outstanding of up to 17,741,049.

“Beneficial ownership” means the sole or shared power to vote or to direct the voting of a security or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days from the date of this prospectus.

DISCLOSURE OF COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law such protection would be not available for liability:

•	for any breach of a duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for any transaction from which the director derived an improper personal benefit; or

•	for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law.

Our officers and directors are accountable to us as fiduciaries, which means, they are required to exercise good faith and fairness in all dealings affecting Hispanica. In the event that a stockholder believes the officers and/or directors have violated their fiduciary duties, the stockholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the stockholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Stockholders, who have suffered losses in connection with the purchase or sale of their interest in Hispanica in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us.

REPORTS TO STOCKHOLDERS

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Since our securities are registered under the exchange act, we will and do file supplementary and periodic information, documents and reports that are required under section 13 of the Securities Act of 1933, as amended, with the Securities and Exchange Commission. Such reports, proxy statements and other information will be available through the Commission’s Electronic Data Gathering Analysis and Retrieval System which is publicly available through the Commission’s website (http://www.sec.gov ).

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Historical results and trends should not be taken as indicative of future operations. Management's statements contained in this report that are not historical facts are forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," "prospects," or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition and generally accepted accounting principles. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company will not receive any proceeds from this offering, except for the exercise price of the Warrants upon exercise.

Overview

Hispanica International Delights of America, Inc. (the “Company” or “HISP”, “us”, “we” “our”) was incorporated on April 15, 2013 as a Delaware company and is engaged in the distribution of proprietary, licensed and third party Hispanic and ethnic food and beverages throughout the United States. HISP has already begun to distribute fruit juices, nectars, snacks, energy drinks and milk based products and expects begin to distribute teas, carbonated drinks, dry goods, preserves, frozen foods and bakery products. Most brands distributed are under a proprietary basis (through distribution agreements and/or exclusive licensing arrangements). Our Energy Source Distribution, Inc. (ESD) subsidiary distributes various beverages throughout Northern California. Our exclusive Gran Nevada products emulate the flavors, tastes, and traditions which have been known for generations among the Hispanic and other ethnic groups and are now becoming part of the American mainstream diet.

Our objective is to grow as rapidly as possible (both organically and via strategic alliances and acquisitions) using the public capital markets for access to capital. The companies and assets sought by us will be those that already have market penetration in the following segments: (1) Food Distribution and Manufacturing; (2) Beverage Brands and (3) Distribution Food Service.

Our management team has over 30 years of combined experience in the Hispanic food and beverage industry to generate these sales. In July 2016, we acquired ESD, Hispanica’s first Direct Store Delivery (“DSD”) subsidiary in an all cash purchase. HISP has new key personnel with previous managerial experience to continue its growth organically and via acquisitions.

Results of Operations for the Three Months Ended August 31, 2016 Compared with the Three Months Ended August 31, 2015.

	Three Months Ended August 31, 2016	Three Months Ended August 31, 2015	$ Change	% Change
NET REVENUES:
Product sales, net	$649,411	$129,871	$519,540	400%

OPERATING EXPENSES:
Cost of product sales	501,257	127,501	373,756	293%
Research and development
General and administrative	723,754	26,832	696,922	2597%
Total Operating Expenses	1,225,011	154,333	1,070,678	694%
LOSS FROM OPERATIONS	(575,600)	(24,462)	(551,138)	2253%

Interest expense	(441,659)	(1,350)	(440,309)	32615%
Other income	(10,000)	—	(10,000)	100%
Change in fair value of derivative liability
NET LOSS	$(1,027,259)	$(25,812)	$(1,001,447)	3880%

Revenue: The Company recognized revenue of $649,411 for the three months ended August 31, 2016 compared to $129,871 for the three months ended August 31, 2015. The increase in revenue for the three months ended August 31, 2015 was caused by the acquisition of Energy Source Distributors, Inc.

Cost of Goods Sold: We recognized cost of goods sold of $501,257 for the three months ended August 31, 2016, compared to $127,501 for the three months ended August 31, 2015. The cost of goods sold includes the cost inventory and shipping. The increase in cost of goods sold is a result of the acquisition of Energy Source Distributors, Inc.

General and Administrative: We recognized general and administrative expenses of $723,754 for the three months ended August 31, 2016, compared to $26,832 for the three months ended August 31, 2015. The general and administrative cost includes professional fees and personnel expense. The increase in general and administrative expense is a result of professional fees associated with the acquisition of Energy Source Distributors, Inc.

Interest expense: Interest expense of $10,000 primarily includes interest related to the Company’s debt (See Note 4 to the financial statements).

Liquidity and Capital Resources

The Company’s operations have been financed primarily through advances from officers, directors and related parties, outside capital, revenues generated from the launch of its products and commercial partnerships signed for the sale and distribution of its products. These funds have provided the Company with the resources to operate its business, sell and support its products, attract and retain key personnel and add new products to its portfolio. The Company has experienced net losses and negative cash flows from operations each year since its inception. As of August 31, 2016, the Company had an accumulated deficit of $1,841,808 and a working capital deficit of $539,479.

The Company has raised funds through the issuance of debt and the sale of common stock. The Company has also issued equity instruments in certain circumstances to pay for services from vendors and consultants. From August 2016 to October 2016, the Company raised $730,000 in gross proceeds from the issuance of convertible debentures to seven investors for working capital purposes.

As of August 31, 2016, the Company had $115,783 in cash. While the Company had a working capital deficiency of $539,479 on August 31, 2016, the Company expects that its existing capital resources, revenues from sales of its products and equity instruments available to pay certain vendors and consultants will be sufficient to allow the Company to continue its operations through at least May 31, 2017.

In the event the Company does not pay the convertible debentures upon their maturity, or after the remedy period, the principal amount and accrued interest on the note is automatically converted to common stock at a 40% discount to the market value of common stock.

The Company’s actual needs will depend on numerous factors, including its ability to obtain more product, more distributors, and acquisition targets. The Company may also seek to raise capital, debt or equity from outside sources to pay for further expansion and development of its business and to meet current obligations. Such capital may not be available to the Company when it needs it on terms acceptable to the Company, if at all.

Cash Flows

 For the three months ended August 31, 2016, cash provided by operating activities was $(301,246), consisting primarily of the net loss for the period of $1,027,259, which was primarily offset by stock compensation of $656,676. Additionally, working capital changes consisted of cash decreases of $262,661 related to an increase in accounts receivable from cash collections from customers, $237,186 related to increase in inventory, and $20,880 relating to an increase in customer advances. Working capital changes also consist of cash increases of $169,152 related to amortization of capitalized financing costs, $10,000 related to depreciation and amortization, $14,740 related to prepaid expenses, and $396,172 related to an increase in accounts payable and accrued expenses.

For the three months ended August 31, 2016 cash used in investing activities was $450,000 which consisted of $75,000 in fixed assets and $375,000 in intangible assets acquired.

For the three months ended August 31, 2016, cash provided by financing activities was $839,788, consisting primarily of $921,820 cash received from loans, and $82,032 in principal payments.

Off Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the board of directors be “independent” and, as a result, we are not at this time required to (and we do not) have our Board of Directors comprised of a majority of “Independent Directors.”

Our Board of Directors has considered the independence of its directors in reference to the definition of “independent director” established by the Nasdaq Marketplace Rule 5605(a)(2). In doing so, the Board of Directors has reviewed all commercial and other relationships of each director in making its determination as to the independence of its directors. After such review, the Board of Directors has determined that Mr. Devlin and Mr. Spinner qualify as independent under the requirements of the Nasdaq listing standards.

Limited Public Market for Common Stock

There is presently a limited public market for our common stock.  We are listed on the OTC Pink under the symbol “HISP.” The last closing price of our common stock was $0.37 on November 8, 2016.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Hispanica International Delights of America, Inc. common stock is listed for trading on the OTC Pink under the symbol “HISP.” The last closing price of our common stock was $0.37 on November 8, 2016.

The high and low closing prices of our common stock for the periods indicated are set forth below.  These closing prices do not reflect retail mark-up, markdown or commissions.

Period ended:	High	Low
August 31, 2016	$1.50	$0.50
May 31, 2016	$1.20	$0.66
February 29, 2016	$2.42	$0.51
November 30, 2015	$2.50	$1.80
August 31, 2015	$2.75	$2.41

The shares quoted are subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the Exchange Act”), commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask  price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders

As of August 31, 2016 we had 14,112,151 shares of $0.001 par value common stock issued and outstanding held by approximately 95 shareholders of record.  Our transfer agent is Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, Florida, 32725.

DIVIDENDS

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements do not anticipate paying any dividends upon our common stock in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth information concerning compensation earned for services rendered to us during the years ended May 31, 2016 and May 31, 2015 by (i) all individuals serving as our principal executive officer or acting in a similar capacity during the last completed fiscal year (“PEO”), regardless of compensation level; (ii) our two most highly compensated executive officers other than the PEO who were serving as executive officers at the end of each of the last two completed fiscal years; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) but for the fact that the individual was not serving as an executive officer at the end of each of the last two completed fiscal years.

2015 and 2016 Summary Compensation Table

				Stock	Stock Unit		All Other
Name and principal position	Year	Salary	Bonus	Awards	Awards		Compensation	Total

Fernando Oswaldo Leonzo (1)	2016	$2,500	$—	$—	$—		$—	$2,500
Chief Executive Officer and Chairman of the Board	2015	—	—	—	—		7,500	7,500

Robert Gunther (2)	2016	$2,500	$—	$—	$—		$9,000	$11,500
Chief Operations Officer, Treasurer, Secretary and Director	2015	—	—	—	—		—	—

John Romagosa (3)(4)	2016	$—	$—	$—	$—	(3)	$125,200	$125,200
President & Director	2015	—	—	—	—		15,000	15,000

(1)	Rent of $7,500 earned by Mr. Leonzo is listed in the table above as “All Other Compensation.” The forms of payment are described in Note 7.
(2)	Rent of $9,000 earned by Mr. Gunther is listed in the table above as “All Other Compensation.” The forms of payment are described in Note 7.
(3)	During 2016 Mr. Romagosa has received 500,000 shares of restricted Series A Common Stock (“Common Stock”) at a price of $0.25 per share and 200,000 shares of Series A Preferred Stock at $0.001 per share for services as president of the Company pursuant to a Board resolution dated September 30, 2016 described in Note 6 to the Financial Statements.
(4)	In lieu of a cash payment of salary earned during the 2015 fiscal year, Mr. Romagosa elected to receive 60,000 shares of restricted Series A Common Stock (“Common Stock”) at a price of $0.25 per share pursuant to the terms of an May 18, 2015 board resolution described in Note 6 to the Financial Statements.

The Company has no other plans in place and has never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans.

Outstanding Equity Awards at Fiscal Year-End

As of May 31, 2016, and 2015, there were no outstanding options or warrants to purchase, or other instruments convertible into, common equity of the Company.

Employment Agreements

As a result of our acquisition of EDS, we retained Mr. Jose Castaneda, one of the selling founders, as General Manager for a term of twelve (12) months at an annual salary of $58,000, pursuant to an employment agreement to manage operations at the ESD facility in Gilroy, California.

There are no other employment agreements; however, the Company anticipates entering into more employment agreements with key management positions as the Company grows. The Company does not have a standing compensation committee, audit committee, nomination committee, or committees performing similar functions. We anticipate that we will form such committees of the Board of Directors once we have a full Board of Directors.

Director Compensation

In 2015, John Romagosa, received 60,000 shares in compensation as a non-employee director for serving as such, for serving on committees (if any) of the Board of Directors or for special assignments. Board members are not reimbursed for expenses incurred in connection with attending meetings.

During the years ended May 31, 2016 and 2015, there were no other arrangements that resulted in our making payments to any of our non-employee directors for any services provided to us by them as directors.

Board Committees

We do not currently have any committees of the Board of Directors. Additionally, due to the nature of our intended business, the Board of Directors does not foresee a need for any committees in the foreseeable future.

Transfer Agent

The transfer agent for the common stock is Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, Florida, 32725.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been a limited public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect market prices prevailing from time to time. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain restrictions on resale, sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, and assuming the exercise of all the Warrants and Notes, we may have outstanding an aggregate of up to 17,741,049 issued and outstanding. Of these shares, at least 5,804,963 will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by individuals who become “affiliates” as that term is defined in Rule 144 under the Securities Act, as the result of the securities they acquire in this offering which provide them, directly or indirectly, with control or the capacity to control us. Our officers and directors will not be purchasing shares in this offering. The remaining shares of common stock held by our existing stockholders are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 and or Section 4(a)(1). As a result of these provisions of Rules 144, additional shares will be available for sale in the public market as follows:

• no restricted shares will be eligible for immediate sale on the date of this prospectus; and

• the remainder of the restricted shares will be eligible for sale from time to time pursuant to available exemptions, subject to restrictions on such sales by affiliates.

Sales pursuant to Rule 144 are subject to certain requirements relating to the availability of current public information about us. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of Hispanica at any time during the 90 days immediately preceding the sale and who has beneficially owned restricted shares for at least six months is entitled to sell such shares under Rule 144 without regard to the resale limitations.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the prospective purchaser a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the prospective purchaser and receive the purchaser’s written agreement to the transaction. Furthermore, subsequent to a transaction in a penny stock, the broker-dealer will be required to deliver monthly or quarterly statements containing specific information about the penny stock. It is anticipated that our common stock will be traded on an OTC market at a price of less than $5.00. In this event, broker-dealers would be required to comply with the disclosure requirements mandated by the penny stock rules.

These disclosure requirements will likely make it more difficult for investors in this offering to sell their common stock in the secondary market.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

The Company had no changes in, and no disagreements with the Company’s accountants on accounting and financial disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Hispanica International Delights of America, Inc.

New York, NY

We have audited the accompanying balance sheets of Hispanica International Delights of America, Inc. (the “Company”) as of May 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for each of the years in the two-year period ended May 31, 2016. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hispanica International Delights of America, Inc. as of May 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended May 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company has incurred net losses since inception. This raises substantial doubt about the Company's ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 8. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Raich Ende Malter & Co. LLP
Raich Ende Malter & Co. LLP
Melville, New York
August 31, 2016

Hispanica International Delights of America, Inc.
Balance Sheets

ASSETS
	May 31,
	2016	2015
Current Assets:
Cash and equivalents	$27,241	$44,101
Accounts receivable	1,692	1,206
Advances to supplier	14,740	15,000
Inventory	12,887	18,879
Total current assets	$56,560	$79,186

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities
Accounts payable and accrued expenses	$28,051	$3,718
Customer advances	20,880	—
Note payable	18,500	—
Convertible note payable	3,000	6,000
Loan payable - stockholder	10,000	20,000
Total current liabilities	80,431	29,718

Other Liabilities
Convertible note payable, net of unamortized financing costs of $7,735	55,025	—
Total liabilities	135,456	29,718
Commitments and contingencies	—	—

Stockholders' Equity (Deficiency):
Series A Preferred stock, $0.001 par value; 10,000,000 shares authorized,
1,200,000 and 1,000,000 shares issued and outstanding	1,200	1,000
Common stock, $0.001 par value; 100,000,000 shares authorized,
13,040,471 and 12,168,905 shares issued and outstanding, respectively	13,040	12,169
Additional paid-in capital	721,413	450,641
Accumulated deficit	(814,549)	(414,342)
	(78,896)	49,468

	$56,560	$79,186

The accompanying notes are an integral part of these financial statements.

Hispanica International Delights of America, Inc.
Statements of Operations

	For the years ended May 31,
	2016	2015

Sales, net	$193,734	$214,502
Cost of goods sold	215,997	240,017
Gross loss	(22,263)	(25,515)

Expenses:
Officers' compensation	130,200	—
Professional fees	184,081	152,900
Advertising and promotion	5,021	3,417
Travel	4,029	1,485
Rent	9,697	7,500
Other	9,478	18,956
	342,506	184,258

Loss before other expenses	(364,769)	(209,773)

Other expenses
Interest, fees, and financing costs	(35,438)	(2,820)

Net loss	$(400,207)	$(212,593)

Basic and diluted loss per share	$(0.03)	$(0.02)

Basic and diluted weighted average number
of shares outstanding	12,723,476	11,704,133

The accompanying notes are an integral part of these financial statements.

Hispanica International Delights of America, Inc.
Statements of Changes in Stockholders' Equity (Deficiency)
							Total
	Common Stock		Series A Preferred		Additonal	Accumulated	Stockholders’ Equity/
	Shares	Amount	Shares	Amount	Paid-in capital	Deficit	(Deficiency)
Balance - June 1, 2014	11,202,700	$11,203	1,000,000	$1,000	$207,057	$(201,749)	$17,511

Issuance of common shares for cash at $0.25 per share	448,000	448	—	—	111,552	—	112,000
Issuance of common shares for services at $0.25 per share	518,205	518	—	—	129,032	—	129,550
Contribution to additional paid-in capital	—	—	—	—	3,000	—	3,000
Net loss	—	—	—	—	—	(212,593)	(212,593)
Balance - May 31, 2015	12,168,905	12,169	1,000,000	1,000	450,641	(414,342)	49,468

Issuance of common shares for cash at $0.25 per share	24,000	24	—	—	5,976	—	6,000
Issuance of common shares for services at $0.25 per share	619,300	619	—	—	154,206	—	154,825
Issuance of preferred shares for services at $0.001 per share	—	—	200,000	200	—	—	200
Issuance of common shares to repay note payable at $0.25 per share	43,266	43	—	—	10,774	—	10,817
Issuance of common shares for services at $0.50 per share	46,000	46	—	—	22,954	—	23,000
Issuance of common shares for cash at $0.50 per share	124,000	124	—	—	61,877	—	62,001
Issuance of common shares for services at $1.00 per share	15,000	15	—	—	14,985	—	15,000
Net loss	—	—	—	—	—	(400,207)	(400,207)
Balance - May 31, 2016	13,040,471	$13,040	1,200,000	$1,200	$721,413	$(814,549)	$(78,896)

The accompanying notes are an integral part of these financial statements.

Hispanica International Delights of America, Inc.
Statements of Cash Flows

	For the years ended May 31,
	2016	2015

Cash flows from operating activities:
Net (loss)	$(400,207)	$(212,593)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Stock based compensation	193,025	129,550
Amortization	4,765	—
Accounts receivable	(486)	52,241
Advances to supplier	260	(15,000)
Inventory	5,992	(1,758)
Accounts payable and accrued expenses	25,150	(57,475)
Customer advances	20,880	—
Net cash (used in) operating activities	(150,621)	(105,035)

Cash flows from financing activities:
Proceeds from issuance of common stock	68,001	112,000
Proceeds from notes payable	18,500	—
Proceeds from convertible notes payable, net of financing costs of $12,500	75,000	6,000
Repayment of convertible notes payable	(27,740)	—
Proceeds from loan payable - stockholder	10,000	20,000
Repayment of loan payable - stockholder	(10,000)	(10,000)
Net cash provided by financing activities	133,761	128,000

Net increase (decrease) in cash and cash equivalents	(16,860)	22,965
Cash and equivalents at beginning	44,101	21,136
Cash and equivalents at end	$27,241	$44,101

Supplemental cash flow information:
Cash paid during the year:
Interest	$8,483	$1,500

Supplemental Schedule of non-cash investing
Forgiven rent converted to additional paid in capital	$—	$3,000
Conversion of debt to common stock and additional paid-in capital	$10,817	$—

The accompanying notes are an integral part of these financial statements.

Hispanica International Delights of America, Inc.

Notes to Financial Statements

May 31, 2016 and 2015

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Hispanica International Delights of America, Inc. ("HISP" or the "Company") was incorporated in Delaware in April 2013. The Company has not generated significant sales to date. The Company currently markets and sells traditional Hispanic beverages and ethnic food packaged products and will license and/or acquire existing brands and distributors of Hispanic products.

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue is recognized at the time the product is delivered. Provision for sales returns is estimated based on the Company's historical return experience. Revenue is presented net of returns.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

Net Loss Per Common Share

The Company calculates net income (loss) per share based on the authoritative guidance. Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses common stock equivalents, if any, are not considered, as their effect would be anti-dilutive. As of May 31, 2016, the convertible notes payable could be converted into approximately 101,000 shares of common stock.

Income Taxes

The Company utilizes the accrual method of accounting for income taxes. Under the accrual method, deferred tax assets and liabilities are determined based on the differences between the financial reporting basis and the tax basis of the assets and liabilities and are measured using enacted tax rates and laws that will be in effect, when the differences are expected to reverse. An allowance against deferred tax assets is recognized, when it is more likely than not, that such tax benefits will not be realized.

Hispanica International Delights of America, Inc.

Notes to Financial Statements

May 31, 2016 and 2015

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a “more-likely than-not” threshold, the amount recognized in the financial statements is the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. The Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense. The Company did not have any unrecognized tax benefits as of May 31, 2016, and does not expect this to change significantly over the next 12 months.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees based on the fair value using an option pricing model. Forfeitures are estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates.

Equity instruments granted to non-employees are accounted for in accordance with ASC 505, Equity. The final measurement date for the fair value of equity instruments with performance criteria is the date that each performance commitment for such equity instrument is satisfied or there is a significant disincentive for non-performance.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company extends credit to its customers in the normal course of business and performs ongoing credit evaluations of its customers, maintaining an allowance for potential credit losses. Accounts receivable is reported net of the allowance for doubtful accounts. The allowance is based on management's estimate of the amount of receivables that will actually be collected. As of May 31, 2016 and 2015, no allowance for doubtful accounts was deemed necessary.

Inventory

Inventory consists of finished goods and is stated at the lower of cost (first-in, first-out) or market value.

Fair Value of Financial Instruments

Pursuant to ASC No. 820. "Fair Value Measurement and Disclosures," the Company is required to estimate the fair value of all financial instruments included on its balance sheets. The Company considers the carrying value of such amounts in the financial statements to approximate their fair value due to the short-term nature of these financial instruments.

Hispanica International Delights of America, Inc.

Notes to Financial Statements

May 31, 2016 and 2015

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising

Advertising and promotion costs are expensed as incurred. Advertising and promotion expense amounted to approximately $5,000 and $3,400 for the years ended May 31, 2016 and 2015, respectively.

Shipping and Handling

Shipping and handling costs are included in costs of goods sold.

Recent Pronouncements

On February 25, 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-2, "Leases" (Topic 842), which is intended to improve financial reporting for lease transactions. This ASU will require organizations that lease assets, such as real estate and manufacturing equipment, to recognize assets and liabilities on their balance sheets for the rights to use those assets for the lease term and obligations to make lease payments created by those leases that have terms of greater than 12 months. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. This ASU will also require disclosures to help investors and other financial statement users better understand the amount and timing of cash flows arising from leases. These disclosures will include qualitative and quantitative requirements, providing additional information about the amounts recorded in the financial statements. This ASU will be effective for public entities beginning the first quarter 2019. We do not believe that this ASU will have a material impact on our financial statements.

In November 2015, the FASB issued ASU 2015-17, "Income Taxes, Balance Sheet Classifications of Deferred Taxes." This amendment simplifies the presentation of deferred taxes by requiring that all deferred tax liabilities and assets now be recorded as noncurrent. This amendment is effective for interim and annual reporting periods beginning after December 15, 2016 with early adoption permissible. The Company will adopt this amendment in 2017. This amendment has no material impact on the Company's results of operation.

In August 2015, the FASB issued ASU 2015-14, "Revenue from Contracts with Customers." This amendment defers the effective date of implementation to after December 15, 2017.

In July 2015, the FASB issued ASU 2015-11, "Inventory. Simplifying the Measurement of Inventory." This amendment only applies to entities that use the first-in, first-out (FIFO) or average cost methods of valuing inventory. Entities would measure inventory at the lower of cost and net realizable value. This amendment aligns measurement of inventory in GAAP with the International Financial Reporting Standards (IFRS). This amendment is effective for annual periods beginning after December 15, 2016 with early adoption permitted. The Company will adopt this amendment in 2017. This amendment has no material impact on the Company's results of operation.

In April 2015, the FASB issued ASU 2015-03 , “Interest -Imputation of Interest. “ This guidance requires debt issuance costs be presented in the balance sheet as a reduction in liability rather than as an asset. This amendment is effective for interim and reporting periods beginning after December 15, 2016 with early adoption permissible. The Company has elected early adoption.

Hispanica International Delights of America, Inc.

Notes to Financial Statements

May 31, 2016 and 2015

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

On May 14, 2014, FASB and The International Accounting Standards Board (the “IASB”) issued a new joint revenue recognition standard that supersedes nearly all GAAP guidance on revenue recognition. The core principal of the standard is that revenue recognition should depict the transfer of goods and services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. The new standard is effective for the Company for the fiscal year 2017 and the effects of the standard on the Company's consolidated financial statements are not known at this time.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncement, if adopted, would have a material effect on the accompanying consolidated financial statements.

Note 2 - CONCENTRATIONS

Concentration of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company places its cash with high quality credit institutions. At times, balances may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limit. Cash in banks is insured by the FDIC up to $250,000 per institution, per entity. The Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade account receivable credit risk exposure is limited.

Sales and Accounts Receivable

During the year ended May 31, 2016, sales to three customers accounted for approximately 81% of the Company's net sales or approximately $156,000. There were no customers with significant accounts receivable balances at May 31, 2016.

During the year ended May 31, 2015, sales to four customers accounted for approximately 79% of the Company's net sales or approximately $169,000. There were no customers with significant accounts receivable balances at May 31, 2015.

Note 3. LOANS PAYABLE – STOCKHOLDERS

In February 2014, a stockholder lent the Company $10,000. The loan bore interest at 5% per annum and matured on February 28, 2015. The loan balance on May 31, 2015 was $10,000. In September 2015, the stockholder agreed to accept 43,266 shares of the Company's Series A Common Stock at $0.25 per share in lieu of cash as repayment of the principal and accrued and unpaid interest of $817 on the loan.

In February 2015, a stockholder and officer lent the Company $20,000. The loan bore interest at 36% per annum. Under the terms of the agreement, the note matured on May 20, 2015. In April 2015, the Company repaid $10,000 of the loan balance. The remaining loan balance of $10,000, together with accrued interest of $1,284, was paid by the Company in September 2015. Accrued and unpaid interest totaled $384 at May 31, 2015.

In April 2016, a stockholder and officer lent the Company $10,000. The loan bears interest at 18% per annum. The maturity date of the note is July 1, 2016. As of August 31, 2016, the Company has not repaid the loan. Accrued and unpaid interest totaled $207 at May 31, 2016.

 Hispanica International Delights of America, Inc.

Notes to Financial Statements

May 31, 2016 and 2015

Note 4. NOTES PAYABLE

In September 2014, the Company issued a convertible note for the principal amount of $6,000. The note had an original due date of December 31, 2014. In January 2015, the holder signed an amendment that made the note and accrued interest payable on demand. Interest accrues at 10% per annum. The holder has the option of converting the note in whole or in part into the Company's common stock at the rate of $0.25 per share at any time prior to redemption. In October 2015, the Company repaid $3,000 of principal and $651 of interest. At May 31, 2016, accrued interest on the debenture was $ 193. At May 31, 2015, accrued interest on the debenture was $436.

In September 2015, the Company issued a convertible note payable (the “Note”) for the principal amount of $87,500 including an original issue discount ("OID") of $7,500 and loan costs of $5,000. The OID and loan costs have been capitalized and are being amortized over 23 months and are reported as financing costs. The note bears interest at 10%. The note requires payment and accrued interest upon maturity in August 2017. Unamortized OID and loan costs totaled $7,735 at May 31, 2016. There is a prepayment premium of 125% of the loan balance being paid prior to the maturity date. Upon an event of default as described in the Note, the Company would incur penalties and fees and the annual interest rate would increase to 22%. During the year ended May 31, 2016, the Company did not make timely payments and as a result incurred penalties and other fees of approximately $7,836 and the interest rate increased to 22%. During 2016, the Company made principal payments of $24,740 and Interest payments of $6,548. At May 31, 2016, accrued interest of $462 is reported as accounts payable and accrued expenses.

Under the terms of the Note, the Note holder has the right, until the outstanding balance has been paid in full, to convert all or any part of the outstanding balance into shares of fully paid and non-assessable common stock, $0.001 par value per shares of the Company (the “Lender Conversion Shares”), as per the following conversion formula:

The number of Lender Conversion Shares equals the amount being converted (the "Conversion Amount") divided by the Lender Conversion Price.

The Lender Conversion Price is defined in the Note as being $3.00 per share, however, in the event the Market Capitalization falls below $20,000,000.00 at any time, then in such event (a) the Lender Conversion Price for all Lender Conversions occurring after the first date of such occurrence shall equal the lower of the Lender Conversion Price and the Market Price as of any applicable date of Conversion.

Subject to certain conditions, a Conversion Factor of 70%, shall apply to the Lender Conversion Price, subject to the following adjustments: (i) If at any time the average of the three (3) lowest Closing Bid Prices in the twenty (20) Trading Days immediately preceding any date of measurement is below $1.00, then in such event the then-current Conversion Factor shall be reduced by 10% for all future conversions; (ii) if at any time after the effective date of the Note, the Conversion Shares are not DTC Eligible, then the then-current Conversion Factor will automatically be reduced by 5% for all future conversions; and, (iii) in addition to the Default Effect, as defined, if any Major Default occurs, as defined, after the effective date of the Note, the Conversion Factor shall automatically be reduced for all future conversions by an additional 5% for each of the first three (3) Major Defaults that occur.

Under the terms of the Note, on June 17, 2016 the note holder elected to convert $12,500 of the outstanding principal and accrued interest balance into 18,315 shares of our common stock at a conversion price of $0.6825 per share.

Under the terms of the Note, on July 25, 2016 the note holder elected to convert $15,000 of the outstanding principal and accrued interest balance into 52,053 shares of our common stock at a conversion price of $0.288167 per share.

In March 2016, the Company borrowed $18,500 from an unrelated third party (GHS). The loan bears interest at 22% per annum. The Company incurred late payment penalties and other fees of approximately $13,304. Accrued and unpaid interest totaled $691 at May 31, 2016. The principal amount of the loan, the late payment penalties and other fees and accrued interest was repaid in July 2016.

Hispanica International Delights of America, Inc.

Notes to Financial Statements

May 31, 2016 and 2015

Note 5. COMMITMENTS AND CONTINGENCIES

The Company currently leases its Baldwin, NY office on a month to month basis from the Company's Chief Operating Officer and stockholder for $750 per month.

Rent expense for the years ended May 31, 2016 and 2015 totaled $9,697 and $7,500, respectively.

On October 30, 2015, the company entered into an agreement to acquire a 20% minority equity interest in Just Buns, Inc. in exchange for 20,000 shares to the Company’s common stock. The Company also entered into an exclusive Distribution Agreement with Just Buns, Inc. to distribute their proprietary Ensaimades sold under the name “Swirly Buns”. As of the date of this filing the Company has not finalized these transactions. Upon finalization, the Company will issue 20,000 shares of common stock.

Note 6. INCOME TAXES

The deferred tax asset consists of the following:

	May 31, 2016	May 31, 2015
Net operating loss carryforward	$326,000	$165,000
Valuation allowance	(326,000)	(165,000)
Deferred tax asset, net	$—	$—

The income tax benefit differs from the amount computed by applying the statutory federal and state income tax rates to the loss before income taxes. The sources and tax effects of the differences are as follows:

Effective Income Tax Rate Reconciliation
	2016	2015
Federal Rate	34%	34%
State Rate	6%	6%
Valuation Allowance	(40%)	(40%)
Effective income tax rate	(0%)	(0%)

As of May 31, 2016, the Company has net operating loss carryforwards of approximately $815,000 to reduce future federal and state taxable income through 2036. The valuation allowance increased by approximately $161,000 and $35,000 for the years ended May 31, 2016 and 2015, respectively.

The Company currently has no federal, state or New York City tax examinations in progress nor has it had any federal, state or New York City examinations since its inception. All of the Company’s tax years are subject to federal, state and New York City tax examination.

Hispanica International Delights of America, Inc.

Notes to Financial Statements

May 31, 2016 and 2015

Note 7. OTHER RELATED PARTY TRANSACTIONS

The Company purchases its inventory from a supplier related through common ownership and management. The Chief Executive Officer and Chairman of the Company is the supplier’s President. In addition, the Chief Financial Officer and Director of the Company has a minority interest in the supplier. The amount of inventory purchased from this supplier during the years ended May 31, 2016 and 2015, was approximately $204,000 and $214,000, respectively. As of May 31, 2016, and 2015, the Company has advances to this supplier of $14,740 and $15,000, respectively.

Note 8. BASIS OF REPORTING

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a loss from operations as a result of its investment necessary to achieve its operating plan, which is long-range in nature. Since inception the Company incurred a net loss of approximately $815,000. In addition, the Company has a working capital deficit as of May 31, 2016.

The Company currently does not have sufficient cash to sustain itself for the next 12 months, and will require additional funding in order to execute its plan of operations and to continue as a going concern. To meet its cash needs, management expects to raise capital through a private placement offerings or borrowings from stockholders or others.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 9. SUBSEQUENT EVENTS

In July 2016, the Company entered into a Senior Secured Revolving Credit Facility Agreement (the “Credit Facility”) with TCA Global Credit Master Fund L.P. (“TCA”) for a total amount of $7.5 million. However, as of the execution date of the Credit Facility, only $1.6 million has been allocated by TCA to the Company for working capital financing and for any other purpose permitted under the terms of the Credit Facility. Energy Source Distributors, Inc. (“ESD”) is Corporate Guarantor to the Credit Facility. Under the terms of the Credit Facility, the Company is obligated to pay approximately $544,000 of transaction fees to TCA including a Transaction Advisory Fee equal to 2% of the loan commitment amount, as defined by the Credit Facility, and an Advisory Fee of $350,000 which may be paid in restricted stock or cash. On July 5, 2016, the Company borrowed $650,000 from the Credit Facility and used the proceeds to acquire ESD for $450,000; payoff the GHS loan in the amount of $32,534; $74,466 was used to pay vendors for inventory purchases and $93,000 was paid to TCA for closing fees. The credit facility has a maturity date of January 5, 2017 which may be extended for an additional six months at the lender’s discretion.

Hispanica International Delights of America, Inc.

Notes to Financial Statements

May 31, 2016 and 2015

Note 9. SUBSEQUENT EVENTS (continued)

On July 5, 2016, the Company acquired all of the net assets of Energy Source Distributors, Inc. by purchasing all of the outstanding shares of ESD stock for $450,000. ESD will be operated as a wholly-owned subsidiary of HISP.

The following table presents the unaudited condensed pro forma balance sheet of the consolidated Company as of May 31, 2016:

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of May 31, 2016

			Pro Forma		Pro Forma
	HISP	ESD	Adjustments	Notes	Combined
Current assets:
Cash and equivalents	$27,241	$270,394	$(270,394)	(a)	$27,241
Accounts receivable	1,692	345,058	(345,058)	(a)	1,692
Prepaid expenses	14,740	6,728	(6,728)	(a)	14,740
Inventory	12,887	234,705	(234,705)	(a)	12,887
Total current assets	56,560	856,885	(856,885)		56,560

Property and equipment, net	—	204,578	(139,578)	(a)	65,000

Other assets	—	—	375,000	(c)	375,000

Total assets	$56,560	$1,061,463	$(621,463)		$496,560

Current Liabilities
Accounts payable and accrued expenses	$28,051	$95,707	$(41,707)	(a)	$82,051
Other current liabilities	20,880				20,880
Notes payable	31.500	47,217	485,783	(a) (b)	564,500
Total current liabilities	80,431	142,924	444,076		667,431

Other liabilities
Notes payable	55,025	—	—		55,025
Total liabilities	135,456	142,924	444,076		722,456

Total Stockholders' Equity (Deficiency):	(78,896)	918,539	(1,065,539)		(225,896)

Total Liabilities and Stockholders' Equity (Deficiency)	$56,560	$1,061,463	$(621,463)		$496,560

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information.

The following table presents the unaudited condensed pro forma statements of operations of the consolidated Company for the year ended May 31, 2016:

Hispanica International Delights of America, Inc.

Notes to Financial Statements

May 31, 2016 and 2015

Note 9. SUBSEQUENT EVENTS (continued)

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended May 31, 2016

			Pro Forma		Pro Forma
	HISP	ESD	Adjustments	Notes	Combined

Product sales, net	$193,734	$2,775,113	$—		$2,968,847
Cost of goods sold	215,997	2,091,010	—		2,307,007
Gross income	(22,263)	684,103	—		661,840

Selling general and administrative expenses	342,506	555,177	10,000	(d)	907,683

Net income/(loss) before other expenses	(364,769)	128,926	(10,000)		(245,843)

Other income and (expenses)	(35,438)	(1,225)	(147,000)	(e)	(183,663)

Net income/(loss)	$(400,207)	$127,701	$(157,000)		$(429,506)

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

Hispanica International Delights of America, Inc.

Notes to Financial Statements

May 31, 2016 and 2015

Note 9. SUBSEQUENT EVENTS (continued)

Hispanica International Delights of America, Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

Note 1. — Basis of presentation

The unaudited pro forma condensed Consolidated financial statements are based on the Company’s historical financial statements as adjusted to give effect to the acquisition of Energy Source Distributors, Inc. (“ESD”) and the debt issuance necessary to finance the acquisition. The unaudited pro forma Consolidated statement of operations for the year ended May 31, 2016 gives effect to the ESD acquisition as if it had occurred on June 1, 2015. The unaudited pro forma consolidated balance sheet as of May 31, 2016 gives effect to the ESD acquisition as if it had occurred on May 31, 2016.

Note 2 — Preliminary purchase price allocation

On July 5, 2016, the Company acquired all of the outstanding stock of ESD and certain assets from ESD for total consideration of $450,000. The Company financed the acquisition by borrowing the purchase price and closing fees from TCA. The unaudited pro forma condensed consolidated financial information includes various assumptions, including those related to the preliminary purchase price allocation of the assets acquired from ESD based on management’s best estimates of fair value.

The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The following table shows the preliminary allocation of the purchase price for ESD to the acquired identifiable assets and pro forma goodwill:

Total purchase price	$450,000
Property and equipment	75,000
Total intangible assets	$375,000

Hispanica International Delights of America, Inc.

Notes to Financial Statements

May 31, 2016 and 2015

Note 9. SUBSEQUENT EVENTS (continued)

Note 3 — Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Adjustments to the pro forma condensed combined balance sheet

(a) Reflects the preliminary fair value adjustment of $75,000 to the acquired property and equipment

(b) Reflects the term loan issuance of $543,000 necessary to finance the acquisition

(c) Reflects the preliminary estimate of intangible assets, which represents customer lists, work force and the excess of the purchase price over the fair value of ESD’s identifiable assets acquired as shown in Note 2

Adjustments to the pro forma condensed statements of operations

(d) Reflects the estimated depreciation and amortization expense related to the acquired property and equipment as discussed in Note 3(a)

(e) Reflects the additional interest expense related to the loan issuance of $543,000 with a fixed 12% annual interest rate.

Note 4 — Commitments

In connection with the acquisition of ESD, the Company assumed a lease for approximately 12,000 square feet of warehouse space located in Gilroy, California at a base rent of $5,248 per month. The lease terminates on June 30, 2021. In addition, the Company entered into an employment agreement with a general manager for a period of one year at a cost of $58,000. The employment agreement expires in July 2017.

Hispanica International Delights of America, Inc.
Condensed Consolidated Balance Sheets

ASSETS
	August 31,	May 31,
	2016	2016
Current Assets:	(Unaudited)
Cash and cash equivalents	$115,783	$27,241
Accounts receivable	264,353	1,692
Prepaid expenses	—	14,740
Inventory	250,073	12,887

Total current assets	630,209	56,560

Equipment, net of accumulated depreciation of $3,750	71,250	—

Other Assets:
Intangibles, net of accumulated amortization of $6,250	368,750	—

	$1,070,209	$56,560

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$424,223	$28,051
Customer advances	—	20,880
Note payable	—	18,500
Loans payable, net of capitalized financing costs of $95,525 and $ -0-, respectively	335,225	—
Convertible note payable	3,000	3,000
Loan payable - Stockholder	10,000	10,000

Convertible note payable, net of capitalized financing costs of $6,105 and $7,735, respectively	42,573	55,025
Line of credit, net of capitalized financing costs of $295,333 and $ -0-, respectively	354,667	—
Total Liabilities	1,169,688	135,456

Commitments and contingencies	—	—

Stockholders' Equity (Deficiency):
Series A Preferred stock, $0.001 par value; 10,000,000 shares authorized, 1,200,000 and 1,000,000 shares issued and outstanding	1,200	1,200
Common stock, $0.001 par value; 100,000,000 shares authorized, 14,112,151 and 13,040,471 shares issued and outstanding, respectively	14,112	13,040
Additional paid in capital	1,727,017	721,413
Accumulated deficit during development stage	(1,841,808)	(814,549)

	(99,479)	(78,896)

	$1,070,209	$56,560

The accompanying notes are an integral part of these condensed consolidated financial statements

Hispanica International Delights of America, Inc.
Condensed Consolidated Statements of Operations
For the three months ended August 31,
(Unaudited)
	2016	2015

Product sales, net	$649,411	$129,871
Cost of goods sold	501,257	127,501
Gross income	148,154	2,370

Expenses:
Officers' compensation	3,750	—
Salary & wages	63,340	—
Repairs and Maintenance	4,210	—
Advertising and promotion	759	2,000
Insurance	9,266	—
Professional fees	595,888	21,711
Travel	24,971	—
Rent	13,064	2,250
Other	8,506	871
	723,754	26,832

Net loss before other expenses	(575,600)	(24,462)

Other (expenses)
Interest and financing costs	(441,659)	(1,350)
Depreciation and amortization	(10,000)	—

Total other expenses	(451,659)	(1,350)

Net loss before provision for income taxes	(1,027,259)	(25,812)

Provision for income taxes	—	—

Net loss	$(1,027,259)	$(25,812)

Basic and diluted loss per share	$(0.07)	$(0.00)

Basic and diluted weighted average number
of shares outstanding	13,710,632	12,194,242

The accompanying notes are an integral part of these condensed consolidated financial statements

Hispanica International Delights of America, Inc.
Condensed Consolidated Statements of Cash Flows
For the three months ended August 31,
(Unaudited)
	2016	2015

Cash flows from operating activities:
Net loss	$(1,027,259)	$(25,812)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Stock based compensation	656,676	4,826
Depreciation and amortization	10,000	—
Amortization of capitalized financing costs	169,152	—
Accounts receivable	(262,661)	(1,982)
Prepaid expenses	14,740	15,000
Inventory	(237,186)	8,897
Accounts payable and accrued expenses	396,172	18,598
Customer advances	(20,880)	—
Net cash (used in) provided by operating activities	(301,246)	19,527

Cash flows from financing activities:
Proceeds from issuance of common stock	—	6,000
Repayment of notes payable	(18,500)	—
Repayment of convertible notes payable	(14,082)	—
Proceeds from loans payable	364,820	—
Repayment of loans payable	(49,450)	—
Proceeds from line of credit	557,000	—
Net cash provided by financing activities	839,788	6,000

Cash flows (used in) investment activities:
Fixed assets acquired	(75,000)	—
Intangible assets acquired	(375,000)	—

Net cash (used in) investment activities	(450,000)	—

Net increase in cash and cash equivalents	88,542	25,527
Cash and cash equivalents at beginning of period	27,241	44,101
Cash and cash equivalents at end of period	$115,783	$69,628

Supplemental cash flow information:
Cash paid during the period for:
Interest	$36,374	$1,341

Non-cash transactions:
Supplemental Schedule of non-cash investing and
financing activities:
Conversion of debt to common stock and additional paid in capital	$27,500	$—
Shares issued for financing costs	$350,000	$—

The accompanying notes are an integral part of these condensed consolidated financial statements

Notes to Condensed Consolidated Financial Statements

August 31, 2016

Note 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Organization

The accompanying consolidated financial statements include the financial statements of Hispanica International Delights of America, Inc. (“HISP”) and its wholly owned subsidiary, Energy Source Distributors Inc., (“ESD”) (collectively , the “Company“). All intercompany balances and transactions have been eliminated in consolidation.

HISP was incorporated in Delaware in April 2013 and acquired ESD during July 2016. The Company currently markets and sells traditional Hispanic beverages and ethnic food packaged products and will license and/or acquire existing brands and distributors of Hispanic products.

Basis of Presentation

The accompanying interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). In the opinion of management, all adjustments considered necessary for a fair presentation of the interim periods presented have been included. All such adjustments are of a normal recurring nature. The accompanying condensed financial statements and the information included under the heading Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Company's audited financial statements and related notes included in the Company's Form 10-K as of May 31, 2016. Interim results are not necessarily indicative of the results of a full year.

Revenue Recognition

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenue streams of the Company: Revenue is recognized at the time the product is delivered. Provision for sales returns is estimated based on the Company's historical return experience. Revenue is presented net of returns.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the condensed balance sheets and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Hispanica International Delights of America, Inc.

Notes to Condensed Consolidated Financial Statements

August 31, 2016

Note 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Net Loss Per Common Share

The Company calculates net income (loss) per share based on the authoritative guidance. Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During periods in which the Company incurs losses, common stock equivalents, if any, are not considered, as their effect would be anti-dilutive. As of August 31, 2016, the convertible notes payable, which could be converted into approximately 52,000 shares of common stock, were outstanding.

Income Taxes

The Company utilizes the accrual method of accounting for income taxes. Under the accrual method, deferred tax assets and liabilities are determined based on the differences between the financial reporting basis and the tax basis of the assets and liabilities, and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recognized when it is more likely than not that such tax benefits will not be realized.

The Company recognizes the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a “more-likely-than-not” threshold, the amount recognized in the financial statements is the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. The Company recognizes interest and penalties, if any, related to uncertain tax positions in income tax expense. The Company did not have any unrecognized tax benefits as of August 31, 2016, and does not expect this to change significantly over the next 12 months.

Stock-Based Compensation

The Company accounts for equity instruments issued to employees in accordance with ASC 718, Compensation - Stock Compensation. ASC 718 requires all share-based compensation payments to be recognized in the financial statements based on the fair value on the issuance date.

Equity instruments granted to non-employees are accounted for in accordance with ASC 505, Equity. The final measurement date for the fair value of equity instruments with performance criteria is the date that each performance commitment for such equity instrument is satisfied or there is a significant disincentive for non-performance.

Hispanica International Delights of America, Inc.

Notes to Condensed Consolidated Financial Statements

August 31, 2016

Note 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts Receivable

The Company extends credit to its customers in the normal course of business and performs ongoing credit evaluations of its customers, maintaining an allowance for potential credit losses. Uncollectible accounts are written off at the time they are deemed uncollectible. Accounts receivable is reported net of the allowance for doubtful accounts. The allowance is based on management's estimate of the amount of receivables that will actually be collected. As of February 29, 2016 and May 31, 2015, an allowance for doubtful accounts was not necessary.

Inventory

Inventory consists of finished goods and is stated at the lower of cost (first-in, first-out) or market value.

Recent Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncement, if adopted, would have a material effect on the accompanying condensed consolidated financial statements.

Note 2. ACQUISITION OF ESD

In July 2016, the Company entered into a Senior Secured Revolving Credit Facility Agreement (the “Credit Facility”) with TCA Global Credit Master Fund L.P. (“TCA”) for a total amount of $7.5 million. However, as of the execution date of the Credit Facility, only $1.6 million was allocated by TCA to the Company for working capital financing and for any other purpose permitted under the terms of the Credit Facility. Energy Source Distributors, Inc. (“ESD”) is Corporate Guarantor to the Credit Facility. Under the terms of the Credit Facility, the Company paid advisory fees to TCA in the amount of $350,000, through the issuance of 374,332 shares of common stock. On July 5, 2016, the Company borrowed $650,000 from the Credit Facility and used the proceeds to acquire ESD for $450,000; payoff a note payable in the amount of $32,534; $74,466 was used to pay vendors for inventory purchases and $93,000 was paid to TCA for closing fees. The credit facility has a maturity date of January 5, 2017 which may be extended for an additional six months at the lender’s discretion. The credit facility requires fees and interest only payments at 12% during the first two months. Principal payments begin in the third month. At the maturity date, all unpaid principal and interest is due. During the current quarter, the Company issued an additional 157,480 shares of common stock to satisfy a default notice in the amount of $200,000.

On July 5, 2016, the Company acquired all of the net assets of Energy Source Distributors, Inc. by purchasing all of the outstanding shares of common stock for $450,000.

Hispanica International Delights of America, Inc.

Notes to Condensed Consolidated Financial Statements

August 31, 2016

The following table presents the unaudited pro forma condensed consolidated statements of operations for the three months ended August 31, 2016:

Unaudited Pro Forma Condensed Consolidated Statements of Operations
For the three months ended August 31, 2016

			Pro Forma		Pro Forma
	HISP	ESD	Adjustments	Notes	Combined

Product sales, net	$111,004	$884,526	$—		$995,530
Cost of goods sold	81,089	690,277	—		771,366
Gross income	29,915	194,249	—		224,164

Selling general and administrative expenses	628,435	156,595	—		785,030

Net Income/(loss) before other income and expenses	(598,520)	37,654	—		(560,866)

Other income and (expenses)	(415,342)	(59,664)	—		(475,006)

Provision for taxes	—	—	—		—

Net Income/(loss)	$(1,013,862)	$(22,010)	$—		$(1,035,872)

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

Hispanica International Delights of America, Inc.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information

Pro Forma Note 1. — Basis of presentation

The unaudited pro forma Consolidated Statements of Operations for the three months ended August 31, 2016 gives effect to the ESD acquisition as if it had occurred on June 1, 2016.

Pro Forma Note 2 — Purchase price allocation

On July 5, 2016, the Company acquired all of the outstanding stock of ESD and certain assets from ESD for total consideration of $450,000. The unaudited pro forma condensed consolidated financial information includes various assumptions, including those related to the purchase price allocation of the assets acquired from ESD based on management’s estimates.

The following table shows the allocation of the purchase price the acquired assets:

Property, plant and equipment	$75,000
Intangible assets	375,000
Total purchase price	$450,000

The estimated useful life of the intangible assets is Ten (10) years. Amortization expense of $ 6,250 was recorded during the three months ended August 31, 2016.

Hispanica International Delights of America, Inc.

Notes to Condensed Consolidated Financial Statements

August 31, 2016

Note 3. LOANS PAYABLE – STOCKHOLDERS

In April 2016, a stockholder and officer lent the Company $10,000. The loan bears interest at 18% per annum. The maturity date of the note is July 1, 2016. As of August 31, 2016, the Company has not repaid the loan. Accrued and unpaid interest totaled $661 at August 31, 2016, and is reported as accounts payable and accrued expenses.

Note 4. NOTES PAYABLE

In September 2014, the Company issued a convertible note for the principal amount of $6,000. The note had an original due date of December 31, 2014. In January 2015, the holder signed an amendment that made the note and accrued interest payable on demand. Interest accrues at 10% per annum. The holder has the option of converting the note in whole or in part into the Company's common stock at the rate of $0.25 per share at any time prior to redemption. In October 2015, the Company repaid $3,000 of principal and $651 of interest. Accrued interest totaled $268 and $193 as of August 31, 2016 and May 31, 2016, respectively, and is reported as accounts payable and accrued expenses.

In September 2015, the Company issued a convertible note payable (the “Note”) for the principal amount of $87,500, including an original issue discount ("OID") of $7,500 and loan costs of $5,000. The OID and loan costs have been capitalized and are being amortized over 23 months and are reported as financing costs. The note bears interest at 10%. The note requires payment of unpaid principal and accrued interest upon maturity in August 2017. Unamortized OID and loan costs totaled $7,735 at May 31, 2016. There is a prepayment premium of 125% of the loan balance being paid prior to the maturity date. Upon an event of default as described in the Note, the Company would incur penalties and fees and the annual interest rate would increase to 22%. At August 31, 2016, accrued interest of $1,045 is reported as accounts payable and accrued expenses.

Under the terms of the Note, the Note holder has the right, until the outstanding balance has been paid in full, to convert all or any part of the outstanding balance into shares of fully paid and non-assessable common stock, $0.001 par value per shares of the Company (the “Lender Conversion Shares”), as per the following conversion formula:

The number of Lender Conversion Shares equals the amount being converted (the "Conversion Amount") divided by the Lender Conversion Price.

The Lender Conversion Price is defined in the Note as being $3.00 per share, however, in the event the Market Capitalization falls below $20,000,000.00 at any time, then in such event (a) the Lender Conversion Price for all Lender Conversions occurring after the first date of such occurrence shall equal the lower of the Lender Conversion Price and the Market Price as of any applicable date of Conversion.

Subject to certain conditions, a Conversion Factor of 70% shall apply to the Lender Conversion Price, subject to the following adjustments: (i) If at any time the average of the three (3) lowest Closing Bid Prices in the twenty (20) Trading Days immediately preceding any date of measurement is below $1.00, then in such event the then-current Conversion Factor shall be reduced by 10% for all future conversions; (ii) if at any time after the effective date of the Note, the Conversion Shares are not Eligible, then the then-current Conversion Factor will automatically be reduced by 5% for all future conversions; and, (iii) in addition to the Default Effect, as defined, if any Major Default occurs, as defined, after the effective date of the Note, the Conversion Factor shall automatically be reduced for all future conversions by an additional 5% for each of the first three (3) Major Defaults that occur.

Under the terms of the Note, on June 17, 2016, the note holder elected to convert $12,500 of the outstanding principal and accrued interest balance into 18,315 shares of our common stock at a conversion price of $0.6825 per share.

Under the terms of the Note, on July 25, 2016, the note holder elected to convert $15,000 of the outstanding principal and accrued interest balance into 52,053 shares of our common stock at a conversion price of $0.288167 per share.

In March 2016, the Company borrowed $18,500 from an unrelated third party (GHS). The loan bears interest at 22% per annum. During the three months ended August 31, 2016 the Company incurred late payment penalties and other fees of approximately $13,304. The outstanding balance including penalties, fees, and accrued interest was repaid in July 2016.

On July 15, 2016, the Company entered into a Future Sales Proceeds Purchase Agreement with Merchant Cash and Capital, LLC d/b/a Bizfi (the “Buyer”). Under the terms of the agreement, the Company received $167,450 of cash proceeds from the Buyer in exchange for a loan payable in the amount of $214,200 secured by future sales proceeds. The difference between the cash received and the cash to be paid from future sales proceeds of $46,750 was recognized as capitalized financing costs and is being amortized over the repayment period. This amount has been reflected as a direct reduction of the loan payable in the accompanying condensed consolidated balance sheets. As of August 31, 2016, unamortized financing costs related to this loan were approximately $38,000. The Company is obligated to make payments equal to 10% of future receipts estimated to be approximately 210 payments of $1,020 to the Buyer each business day until the full amount of the future sales proceeds is repaid.

Hispanica International Delights of America, Inc.

Notes to Condensed Consolidated Financial Statements

August 31, 2016

Note 4. NOTES PAYABLE (continued)

On July 15, 2016, the Company entered into a Purchase Rights Purchase and Sale Agreement with ESBF California LLC (the “Buyer”). Under the terms of the agreement, the Company received $197,370 of cash proceeds from the Buyer in exchange for a loan payable in the amount of $266,000 secured by future sales proceeds. The difference between the cash received and the cash to be paid from future sales proceeds of $68,630 was recognized as capitalized financing costs and is being amortized over the repayment period. This amount has been reflected as a direct reduction of the loan payable in the accompanying condensed consolidated balance sheets. As of August 31, 2016, unamortized financing costs related to this loan were approximately $57,000. The Company is obligated to make payments equal to 15% of future receipts estimated to be approximately 231 payments of $1,152 to the Buyer each business day until the full amount of the future sales proceeds is repaid.

Note 5. COMMITMENTS AND CONTINGENCIES

The Company currently leases its offices on a month to month basis from the Company's Chief Operating Officer and stockholder for $750 per month.

In connection with the acquisition of ESD, the Company assumed a lease for approximately 12,000 square feet of warehouse space located in Gilroy, California at a base rent of $5,248 per month. The lease terminates on June 30, 2021. In addition, the Company entered into an employment agreement with a general manager for a period of one year at a cost of $58,000. The employment agreement expires in July 2017.

Rent expense for the three months ended August 31, 2016 and 2015 totaled $13,064 and $2,250, respectively.

On October 30, 2015, the company entered into an agreement to acquire a 20% minority equity interest in Just Buns, Inc. in exchange for 20,000 shares to the Company’s common stock. The Company also entered into an exclusive Distribution Agreement with Just Buns, Inc. to distribute their proprietary Ensaimades sold under the name “Swirly Buns”. As of the date of this filing the Company has not finalized these transactions. Upon finalization the Company will issue 20,000 shares of common stock.

Note 6. INCOME TAXES

The deferred tax asset consists of the following:

	August 31, 2016	May 31, 2016
Net operating loss carryforward	$736,000	$326,000
Valuation allowance	(736,000)	(326,000)
Deferred tax asset, net	$—	$—

The income tax benefit differs from the amount computed by applying the statutory federal and state income tax rates to the loss before income taxes. The sources and tax effects of the differences are as follows:

Effective Income Tax Rate Reconciliation
	August 31, 2016	May 31, 2016
Federal Rate	34%	34%
State Rate	6%	6%
Valuation Allowance	(40%)	(40%)
Effective income tax rate	0%	0%

As of August 31, 2016, the Company has net operating loss carryforwards of approximately $1,840,000 to reduce future federal and state taxable income through 2036.

The Company currently has no federal or state tax examinations in progress, nor has it had any federal or state examinations since its inception. All of the Company's tax years are subject to federal and state tax examinations.

Hispanica International Delights of America, Inc.

Notes to Condensed Consolidated Financial Statements

August 31, 2016

Note 7. RELATED PARTY TRANSACTIONS

The Company purchases its inventory from a supplier related through common ownership and management. The Chief Executive Officer and Chairman of the Company is the supplier's President. In addition, the Chief Financial Officer and Director of the Company has a minority interest in the supplier. The amount of inventory purchased from the supplier during the three months ended August 31, 2016 and August 31, 2015 was approximately $12,817 and $111,059, respectively. As of August 31, 2016 and August 31, 2015, accounts payable to this supplier of $-0- and $10,000, respectively, were reported as accounts payable and accrued expenses.

Note 8. BASIS OF REPORTING

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has incurred losses from inception of approximately $1,840,000, which, among other factors, raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon management's plans to raise additional capital from the sale of stock and receive additional loans from related parties. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

NOTE 9. SUBSEQUENT EVENTS

On September 30, 2016, the Company entered into a Securities Purchase Agreement (“Purchase Agreement”) with Anson Investments Master Fund LP (“Anson”) pursuant to which Anson purchased the Company’s unsecured convertible promissory note in the principal amount of $440,000 (“Note”). The carries interest at the rate of 5% per annum. The maturity date of the Note is October 30, 2017. The Note was issued with a 10% original issue discount. As additional consideration for the purchase of the note, the Company will issue 1,100,000 of its common stock to Anson.

Pursuant to the Purchase Agreement, the Company issued its Common Stock Purchase Warrant to Anson. The Warrant allows Anson to purchase up to 400,000 shares of the Company’s Common Stock at an exercise price of $0.85 per share until September 30, 2021.

Also, under the terms of the Purchase Agreement, the Company and Anson entered into a Registration Rights Agreement covering the 1,100,000 shares issued to Anson. Under the Registration Rights Agreement, the Company is required to file a registration statement with the U.S. Securities and Exchange Commission covering up to an aggregate of 8,000,000 shares within 45 days of the sale and receipt by the Company of an aggregate of $400,000 of Notes sold pursuant to the Purchase Agreement.

From September 1 through October 17, 2016, the Company issued 682,500 shares of its common stock for services and 69,404 shares of its common stock to repay debt.

EXHIBITS

The Exhibits required by Item 601 of Regulation S-K, and an index thereto, are attached.

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

(A)	Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California, on December 7, 2016.

Hispanica International Delights, Inc.

By:	/s/ Fernando Oswaldo Leonzo
Fernando Oswaldo Leonzo, Chief Executive Officer

Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fernando Oswaldo Leonzo	Chief Executive Officer	December 7, 2016
Fernando Oswaldo Leonzo

/s/ Fernando Oswaldo Leonzo	Director	December 7, 2016
Fernando Oswaldo Leonzo

/s/ Fernando Oswaldo Leonzo	Principal Executive Officer	December 7, 2016
Fernando Oswaldo Leonzo

/s/ Robert Gunther	Principal Financial Officer	December 7, 2016
Robert Gunther

/s/ Robert Gunther	Principal Accounting Officer	December 7, 2016
Robert Gunther

/s/ Robert Gunther	Secretary	December 7, 2016
Robert Gunther

Financial Statements and Exhibits

(a)           Documents filed as part of this Report

1.       Financial Statements:

(b) Exhibits

EXHIBIT INDEX

Incorporated by reference
Exhibit	Description	Form	Exhibit	Filing date
3(i)(a)	Articles of Incorporation of Hispanica International Delights of America, Inc.	S-1	3.1	8/23/2013
3(i)(a)	Amended Articles of Incorporation of Hispanica International Delights of America, Inc.	S-1	3.2	8/23/2013
3(ii)(a)	Bylaws of Hispanica International delights of America, Inc.	S-1	3.3	8/23/2013
5*	Opinion of Weintraub Law Group, PC
10.1*	Form of Securities Purchase Agreement
10.2*	Form of Convertible Promissory Note
10.3*	Form of Common Stock Purchase Warrant Agreement
10.4*	Form of Registration Agreement
10.5*	Garden State Securities Engagement Agreement

23.1*	Consent of Raich Ende Malter & Co, LLP

*       Filed herewith